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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )

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HELMERICH & PAYNE, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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1437 South Boulder Avenue
Tulsa, Oklahoma 74119

 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

Notice is hereby given that the Annual Meeting of Stockholders of Helmerich & Payne, Inc. (the "Company"), will be held at Boulder Towers, H&P Conference Center, Eleventh Floor, 1437 South Boulder Avenue, Tulsa, Oklahoma, at 12:00 noon, Tulsa time, on Wednesday, March 1, 2017, for the following purposes:

  1.
  To elect as Directors the eight nominees named in the attached proxy statement to serve until the Annual Meeting of Stockholders in 2018.

  2.
  To ratify the appointment of Ernst & Young LLP as our independent auditors for fiscal 2017.

  3.
  To cast an advisory vote to approve the compensation of our executives disclosed in this proxy statement.

  4.
  To cast an advisory vote on whether a stockholder advisory vote to approve executive compensation should occur every 1, 2 or 3 years.

  5.
  To consider and transact any other business which properly may come before the meeting or any adjournment thereof.

In accordance with the By-laws, the close of business on January 6, 2017, has been fixed as the record date for the determination of the stockholders entitled to notice of, and to vote at, the meeting. The stock transfer books will not close.

The Company is pleased to take advantage of the rules of the Securities and Exchange Commission (the "SEC") that allow issuers to furnish proxy materials to their stockholders on the Internet. The Company believes these rules allow it to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the Annual Meeting. The Company is mailing to most of its stockholders a Notice of Internet Availability of Proxy Materials, rather than a paper copy of the proxy statement, proxy and 2016 Annual Report to Stockholders. The notice contains instructions on how to access the proxy materials, vote and obtain, if you so desire, a paper copy of the proxy materials.

Your vote is important! Whether or not you expect to be present at the Annual Meeting, please vote as promptly as possible so that we may be assured of a quorum to transact business. You may vote by using the Internet or telephone, or by signing, dating and returning the proxy mailed to those who receive paper copies of this proxy statement. If you attend the Annual Meeting, you may revoke your proxy and vote in person.

By Order of the Board of Directors,

Jonathan M. Cinocca Corporate Secretary
Tulsa, Oklahoma January 17, 2017

Important Notice Regarding the Availability of Proxy Materials
for the Stockholder Meeting to be held on March 1, 2017

This proxy statement and our 2016 Annual Report to Stockholders are available at www.proxyvote.com.

1437 South Boulder Avenue
Tulsa, Oklahoma 74119

 PROXY STATEMENT

General Information

        As a stockholder of Helmerich & Payne, Inc., you are invited to attend the Annual Meeting of Stockholders on March 1, 2017 (the "Annual Meeting") and vote on the items of business described in this proxy statement. The proxy is being solicited by and on behalf of the Board of Directors of Helmerich & Payne, Inc., and will be voted at the Annual Meeting. Throughout this proxy statement, Helmerich & Payne, Inc. is referred to as the "Company," "we," "our" or "us."

Important Notice of Electronic Availability of Materials

        As permitted by the rules of the SEC, we are making our 2016 Annual Report to Stockholders and this proxy statement available to stockholders electronically via the Internet at the following website: www.proxyvote.com. Most stockholders will not receive printed copies of the proxy materials unless they request them. Instead, a Notice of Internet Availability of Proxy Materials ("Notice"), which was mailed to most of our stockholders, explains how you may access and review the proxy materials and how you may submit your proxy on the Internet. If you received the Notice, you will not receive a printed copy of the proxy materials unless you request it by following the instructions for requesting such materials contained in the Notice. Stockholders who requested paper copies of proxy materials or previously elected to receive proxy materials electronically did not receive the Notice and are receiving the proxy materials in the format requested. The Notice and the proxy materials are first being made available to our stockholders on or about January 17, 2017.

Annual Meeting Information

        Our Annual Meeting will be held at Boulder Towers, H&P Conference Center, Eleventh Floor, 1437 South Boulder Avenue, Tulsa, Oklahoma, at 12:00 noon, Tulsa time, on Wednesday, March 1, 2017, unless adjourned or postponed. Directions to the meeting can be obtained by calling our Investor Relations department at 918-742-5531.

Attendance

        If your shares are registered directly in your name with the Company's transfer agent, you are considered a "stockholder of record". If your shares are held in a brokerage account, by a trustee or by another nominee, you are considered a "beneficial owner" of those shares. Only stockholders of record or beneficial owners of the Company's common shares may attend the meeting in person. If you are a stockholder of record, you may be asked to present proof of identification, such as a driver's license. Beneficial owners must also present evidence of share ownership, such as a recent brokerage account or bank statement. All attendees must comply with our standing rules, which will be distributed upon entrance to the Annual Meeting. Even if you plan to attend the Annual Meeting, we recommend that you also vote by proxy as described in this proxy statement so that your vote will be counted if you later decide not to attend the Annual Meeting.

Items of Business at Annual Meeting

        The Items of business scheduled to be voted on at the Annual Meeting are:

Proposal 1 —	The election of Directors;
Proposal 2 —	The ratification of the appointment of Ernst & Young LLP as our independent auditors for fiscal 2017;
Proposal 3 —	The advisory vote on executive compensation; and
Proposal 4 —	The advisory vote on whether a stockholder advisory vote to approve executive compensation should occur every 1, 2 or 3 years.

        We will also consider any other business that properly comes before the Annual Meeting.

Board Recommendation on Voting

        Our Board of Directors recommends that you vote your shares FOR the eight Director nominees identified under Proposal 1, and FOR Proposals 2 and 3. Our Board of Directors makes no recommendation with respect to Proposal 4.

Voting Information

        Record date and quorum.    The holders of a majority of our outstanding stock entitled to vote at the Annual Meeting must be present in person or by proxy for the transaction of business. This is called a quorum. Abstentions and broker non-votes (discussed below) will be counted for purposes of determining the presence of a quorum at the meeting. At the close of business on January 6, 2017, there were 108,614,238 issued and outstanding shares of our common stock, the holders of which are entitled to one vote per share on all matters. We have no other class of securities entitled to vote at the meeting. Only stockholders of record at the close of business on January 6, 2017, will be entitled to vote at the Annual Meeting.

        Submitting voting instructions for shares held in your name (i.e., you are a stockholder of record).    You may vote your shares of common stock by telephone or over the Internet, which saves the Company money, or by completing, signing and returning a proxy. A properly submitted proxy will be voted in accordance with your instructions unless you subsequently revoke your instructions. If you submit a signed proxy without indicating your vote, the person voting the proxy will vote your shares according to the Board of Director's recommendation with respect to Proposals 1, 2 and 3 (FOR the eight Director nominees identified in this proxy statement, and FOR Proposals 2 and 3). If you do not indicate your voting preference as to Proposal 4 when you submit a signed proxy, the shares represented by your proxy will be voted ABSTAIN with respect to Proposal 4.

        Submitting voting instructions for shares held in street name (i.e., you are the beneficial owner of your shares).    If you are a beneficial owner of shares, follow the instructions you receive from your broker or other organization holding your shares in street name. If you want to vote in person, you must obtain a legal proxy from your broker and bring it to the Annual Meeting. If you do not submit voting instructions to the organization that holds your shares, that organization may still be permitted to vote your shares. In general, under applicable New York Stock Exchange rules, the organization that holds your shares may generally vote on routine matters. Proposal 2, the approval and appointment of the Company's independent auditor, is a routine matter. However, absent specific instructions from beneficial owners, brokers may not vote for non-routine matters. Proposal 1, the election of directors, Proposal 3, the advisory vote on executive compensation, and Proposal 4, the advisory vote on whether a stockholder advisory vote to approve executive compensation should occur every 1, 2 or 3 years, are non-routine matters. Therefore, there may be broker non-votes with respect to Proposals 1, 3 and 4.

        Revoking your proxy.    Any stockholder giving a proxy may revoke it at any time by submission of a later dated proxy or subsequent Internet or telephonic proxy. Stockholders who attend the Annual Meeting may revoke any proxy previously granted and vote in person by written ballot.

        Voting Requirements.    The election of Directors will require the affirmative vote of a majority of the votes cast by the shares of common stock voting in person or by proxy at the Annual Meeting. A majority of the votes cast means that the number of shares voted FOR a Director must exceed the number of shares voted AGAINST that Director. Abstentions and broker non-votes will not affect the outcome of the election of Directors. Any Director who receives a greater number of votes AGAINST his or her election than votes FOR such election shall tender his or her resignation to the Board of Directors in accordance with our Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will consider the resignation and recommend to the Board of Directors whether to accept or reject the resignation. The Board of Directors will consider all factors it deems relevant, make a determination and publicly disclose its decision within 120 days following the date of the Annual Meeting. With regard to Proposals 2 and 3, the affirmative vote of a majority of shares of common stock present in person or by proxy at the Annual Meeting and entitled to vote at the Annual Meeting is required for approval. A share that is a broker non-vote is not considered a share entitled to vote on the particular matter. Therefore, even though broker non-votes are counted in determining a quorum, with respect to Proposal 3, broker non-votes are excluded from the denominator in determining whether affirmative votes represented a majority of those present and entitled to vote at the Annual Meeting. With respect to Proposals 2 and 3, abstentions will have the effect of a negative vote. Finally, with respect to Proposal 4, the frequency of the advisory vote on executive compensation receiving the greatest number of votes (every 1, 2 or 3 years) will be considered the frequency recommended by stockholders. Abstentions and broker non-votes will therefore have no effect on such vote.

        Each outstanding share of our common stock will be entitled to one vote on each matter considered at the meeting. With regard to Proposal 1, election of Directors, stockholders may vote FOR or AGAINST a Director nominee or abstain from voting on a Director nominee. The proxies executed and returned (or delivered via telephone or over the Internet) can be voted only for the named nominees. With regard to Proposal 2, ratification of independent auditors, and Proposal 3, the advisory vote on executive compensation, a stockholder may vote FOR or AGAINST the matter or abstain from voting on the matter. Finally, with regard to Proposal 4, the advisory vote on the frequency of the advisory vote on executive compensation, a stockholder may vote to hold any advisory vote on executive compensation every "1 year", "2 years", or "3 years" or abstain from voting on the matter.

Vote Tabulation and Results

        Broadridge Financial Solutions, Inc. will tabulate all votes which are received prior to the date of the Annual Meeting. We have appointed two employee inspectors to receive Broadridge's tabulation, to tabulate all other votes, and to certify the voting results. We intend to publish final results in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Solicitation of Proxies

        The cost of this solicitation will be paid by us. In addition, arrangements may be made with brokerage houses and other custodians, nominees, and fiduciaries to send proxies and proxy material to their principals. Solicitation of proxies may be made by mail, telephone, personal interviews or by other means by our officers and employees who will not receive additional compensation for solicitation activities.

Other Matters

        As of this date, management knows of no business which will come before the Annual Meeting other than that set forth in the notice of the meeting. If any other matter properly comes before the meeting, the persons named as proxies will vote on it in accordance with their best judgment.

Security Ownership of Certain Beneficial Owners

        The following table sets forth those persons or groups who, to our knowledge, beneficially own more than 5% of our common stock, the number of shares beneficially owned by each, and the percentage of outstanding stock so owned, as of December 9, 2016. At the close of business on December 9, 2016, there were 108,428,861 issued and outstanding shares of our common stock.

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Common Stock	Capital World Investors 333 South Hope Street Los Angeles, CA 90071	11,505,355 (1)	10.6%

Common Stock	BlackRock, Inc. 55 East 52nd Street New York, NY 10055	10,895,442 (2)	10.0%

Common Stock	The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, PA 19355	9,307,570 (3)	8.6%

Common Stock	State Farm Mutual Automobile Insurance Company One State Farm Plaza Bloomington, Illinois 61710	8,308,188 (4)	7.7%

Common Stock	American International Group, Inc. 175 Water Street New York, NY 10038	5,874,825 (5)	5.4%

(1)
This information is based on Capital World Investors' Schedule 13G filed with the SEC on February 12, 2016. Of the shares reported as beneficially owned, Capital World Investors has sole voting power and dispositive power over 11,505,355 shares.

(2)
This information is based on BlackRock, Inc.'s Schedule 13G Amendment filed with the SEC on August 9, 2016. Of the shares reported as beneficially owned, BlackRock, Inc. has sole voting power over 10,045,612 shares and sole dispositive power over 10,895,442 shares.

(3)
This information is based on The Vanguard Group, Inc.'s Schedule 13G Amendment filed with the SEC on February 11, 2016. Of the shares reported as beneficially owned, The Vanguard Group, Inc. has sole dispositive power over 9,099,968 shares, shared dispositive power over 207,602 shares and sole voting power over 199,052 shares.

(4)
This information is based on State Farm Mutual Automobile Insurance Company's Schedule 13G Amendment filed with the SEC on February 2, 2016. Of the shares reported as beneficially owned, State Farm Mutual Automobile Insurance Company has sole voting and dispositive power over 8,257,200 shares and shared voting and dispositive power over 50,988 shares.

(5)
This information is based on American International Group, Inc.'s Schedule 13G filed with the SEC on February 11, 2016. Of the shares reported as beneficially owned, American International Group, Inc. has shared voting and dispositive power over 5,874,825 shares.

Security Ownership of Management

        The following table sets forth the total number of shares of common stock beneficially owned by each of the present Directors and nominees, our Chief Executive Officer ("CEO") and all other executive officers named in the Summary Compensation Table, and all Directors and executive officers as a group, and the percent of the outstanding common stock so owned by each as of December 9, 2016.

Directors and Named Executive Officers	Title of Class	Amount and Nature of Beneficial Ownership (1)	Percent of Class (2)
Hans Helmerich	Common Stock	3,095,462 (3)	2.8%
John W. Lindsay	Common Stock	570,508 (4)
John R. Bell	Common Stock	123,426 (5)
Juan Pablo Tardio	Common Stock	72,993 (6)
John D. Zeglis	Common Stock	75,087 (7)
Edward B. Rust, Jr.	Common Stock	75,062 (8)
Paula Marshall	Common Stock	56,899 (9)
Randy A. Foutch	Common Stock	47,946 (10)
Thomas A. Petrie	Common Stock	38,617 (11)
Robert L. Stauder	Common Stock	35,493 (12)
Donald F. Robillard, Jr.	Common Stock	34,521 (13)
Cara M. Hair	Common Stock	21,490 (14)
Jeffrey L. Flaherty	Common Stock	7,373 (15)
All Directors and Executive Officers as a Group	Common Stock	4,247,504 (16)	3.9%

(1)
Unless otherwise indicated, all shares are owned directly by the named person, and he or she has sole voting and investment power with respect to such shares. Shares owned include restricted shares over which the named person has voting but not investment power. Stock options held by the named person include options exercisable within 60 days of December 9, 2016.

(2)
Percentage calculation not included if beneficial ownership is less than one percent of class.

(3)
Includes options to purchase 525,618 shares; 1,699 restricted shares; 21,309 shares fully vested under our 401(k) Plan; 27,470 shares owned by Mr. Helmerich's wife, with respect to which he has disclaimed all beneficial ownership; 1,549,515 shares held by Mr. Helmerich as Trustee for various family trusts for which he possesses voting and investment power; 73,550 shares held by The Helmerich Trust, an Oklahoma charitable trust, for which Mr. Helmerich is a Trustee for which he possesses voting and investment power; and 40,000 shares owned by the Ivy League, Inc., of which he is an officer and director and possesses voting and investment power.

(4)
Includes options to purchase 418,625 shares; 46,845 restricted shares; and 9,156 shares fully vested under our 401(k) Plan.

(5)
Includes options to purchase 81,375 shares; 10,817 restricted shares; and 1,783 shares fully vested under our 401(k) Plan.

(6)
Includes options to purchase 42,750 shares; 14,856 restricted shares; and 1,113 shares fully vested under our 401(k) Plan.

(7)
Includes options to purchase 44,752 shares and 1,133 restricted shares.

(8)
Includes options to purchase 44,752 shares and 1,133 restricted shares.

(9)
Includes options to purchase 44,752 shares and 1,133 restricted shares.

(10)
Includes options to purchase 40,253 shares and 1,133 restricted shares.

(11)
Includes options to purchase 30,784 shares and 1,133 restricted shares.

(12)
Includes options to purchase 12,750 shares and 14,936 restricted shares.

(13)
Includes options to purchase 27,998 shares and 1,133 restricted shares.

(14)
Includes options to purchase 11,000 shares and 7,750 restricted shares.

(15)
Shares reported as beneficially owned are based on Mr. Flaherty's most recent Form 4 filing and forfeiture of restricted shares attributable to his resignation on August 19, 2016.

(16)
Includes options to purchase 1,325,409 shares; 103,701 restricted shares; and 33,361 shares fully vested under our 401(k) Plan.

 PROPOSAL 1

ELECTION OF DIRECTORS

        At the Annual Meeting, eight Directors are to be elected for terms of one year each. All eight Directors are currently serving as Directors and are standing for re-election. The nominees have agreed to be named in this proxy statement and have indicated a readiness to continue to serve if elected. The Nominating and Corporate Governance Committee of our Board of Directors has determined that each of the nominees qualifies for election under its criteria for evaluation of directors and has recommended that each of the candidates be nominated for election. If any nominee becomes unable to serve before the Annual Meeting, shares represented by proxy may be voted for a substitute designated by the Board of Directors, unless a contrary instruction is noted on the proxy. The Board of Directors has no reason to believe that any of the nominees will become unavailable. As detailed under "Corporate Governance — Director Independence" below, the Board of Directors has affirmatively determined that each of the nominees, other than Messrs. Helmerich and Lindsay, qualifies as "independent" as that term is defined under the rules of the New York Stock Exchange ("NYSE") and the SEC, as well as our Corporate Governance Guidelines.

        The information that follows, including principal occupation or employment for the past five or more years and a summary of each individual's experience, qualifications, attributes or skills that have led to the conclusion that each individual should serve as a Director in light of our current business and structure, is furnished with respect to each Director nominee.

Director Nominees

Randy A. Foutch — Mr. Foutch, age 65, has served as a Director of the Company since 2007. In 2007, Mr. Foutch founded Laredo Petroleum, Inc., a publicly traded Mid-Continent focused oil and natural gas exploration and production company, where he serves as a director, Chairman of the Board and Chief Executive Officer. He also founded Latigo Petroleum, Inc. in 2002 and served as its President and Chief Executive Officer until its sale to Pogo Producing Company in May 2006. In 1996, Mr. Foutch founded Lariat Petroleum, Inc. and served as its President until January 2001, when it was sold to Newfield Exploration, Inc. From 2006 to 2011, Mr. Foutch served as a Director of Bill Barrett Corporation, a publicly traded exploration and production company. From 2013 to 2015, Mr. Foutch also served as a Director of publicly traded Cheniere Energy, Inc. Mr. Foutch also serves on several nonprofit and private industry boards. As a result of Mr. Foutch's service as a chief executive officer and in other executive positions and as a director of several oil and gas exploration and development companies, the Board believes that he provides valuable business, leadership and management experience and insights into many aspects of the oil, natural gas and contract drilling industries. The Board believes Mr. Foutch's background provides the necessary expertise to serve as the Chairman of the Nominating and Corporate Governance Committee of the Board of Directors.

Hans Helmerich — Mr. Helmerich, age 58, has served as Chairman of the Board since 2012. Mr. Helmerich has been a director of the Company since 1987. He served as Chief Executive Officer from 1989 to 2014 and President from 1987 to 2012. Mr. Helmerich is a director of Atwood Oceanics, Inc., a publicly traded company engaged in the business of international offshore drilling, and Cimarex Energy Co., a publicly traded energy exploration and production company. He is also a trustee of The Northwestern Mutual Life Insurance Company. He is a graduate of Dartmouth College and completed the Harvard Business School Program for Management Development. The Board believes that Mr. Helmerich brings to the Board in-depth experience as a business executive in the contract drilling industry. For over 25 years, Mr. Helmerich provided continuity of leadership and strategic vision which resulted in the Company's significant growth and outstanding peer performance.

John W. Lindsay — Mr. Lindsay, age 56, has served as Chief Executive Officer since 2014 and President since 2012. He has been a Director of the Company since 2012. He also holds the position of President of subsidiary companies. Mr. Lindsay joined the Company in 1987 and has served in various positions including Vice President, U.S. Land Operations (1997-2006) for the Company's wholly-owned drilling subsidiary Helmerich & Payne International Drilling Co., Executive Vice President, U.S. and International Operations (2006-2010), Executive Vice President and Chief Operating Officer of the Company (2010-2012), and President and Chief Operating Officer of the Company (2012-2014). He is a graduate of the University of Tulsa and holds a Bachelor of Science degree in Petroleum Engineering. The Board believes that Mr. Lindsay brings to the Board and the Company significant knowledge and experience in the contract drilling industry. He provides a management representative on the Board with extensive knowledge of our day-to-day operations which facilitates the Board's oversight of management's strategy, planning and performance.

Paula Marshall — Ms. Marshall, age 63, has served as a Director of the Company since 2002. She has served since 1984 as the President and Chief Executive Officer of The Bama Companies, Inc., a major bakery product manufacturing company with multiple facilities in the U.S., China and Poland. She was a Director of publicly traded BOK Financial Corporation from 2003 to 2009, and prior thereto served as a Director of the Federal Reserve Bank of Kansas City and American Fidelity Corporation (insurance holding company). In 2001, Ms. Marshall chaired the Tulsa Chamber of Commerce. Through her company leadership expertise, business background and entrepreneurial experience, the Board believes Ms. Marshall brings to the Board and the Company meaningful input and advice.

Thomas A. Petrie — Mr. Petrie, age 71, has served as a Director of the Company since 2012. He is Chairman of Petrie Partners, LLC, a Denver-based investment banking firm that offers financial advisory services to the oil and gas industry. In 1989, Mr. Petrie co-founded Petrie Parkman & Co., an energy investment banking firm, where he served as Chairman of the Board and Chief Executive Officer from 1989 to 2006. Mr. Petrie served as a Vice Chairman of Merrill Lynch following the merger of Petrie Parkman & Co. with Merrill Lynch in 2006. Mr. Petrie also served until 2012 as Vice Chairman of Bank of America following Bank of America's acquisition of Merrill Lynch in 2009. Mr. Petrie has been an active advisor on more than $250 billion of energy related mergers and acquisitions, including many of the largest. The Board believes that Mr. Petrie's significant financial and energy industry experience enables him to provide valuable input and guidance into many aspects of the oil and gas industry.

Donald F. Robillard, Jr. — Mr. Robillard, age 65, has served as a Director of the Company since 2012. He has served since 2015 as Executive Vice President, Chief Financial Officer and Chief Risk Officer of Hunt Consolidated, Inc., a private international company with interests in oil and gas exploration and production, refining, real estate development, private equity investments and land. Prior to 2015, Mr. Robillard had served as a financial officer of Hunt Consolidated, Inc. and/or its subsidiaries since 1992. He is also a Director of Hunt Consolidated, Inc. and Hunt Oil Company. He also serves as President and Chief Executive Officer of ES Xplore, LLC, a direct hydrocarbon indicator technology company which spun out of Hunt Consolidated, Inc. in August of 2016. He has also served as a Director of publicly traded Cheniere Energy, Inc. since September 2014 and as Chair of its Audit Committee since June 2015. Mr. Robillard is a Certified Public Accountant and an active member of Financial Executives International where he has served as a national director and chaired the Committee on Private Company Policy. Through his service as a chief financial officer at a major corporation directing the treasury, finance, planning, insurance and accounting functions, the Board believes that Mr. Robillard brings to the Board large company leadership, financial expertise and experience in the oil and gas industry. The Board believes that Mr. Robillard's background provides the necessary expertise to serve as the Chairman of the Audit Committee of the Board of Directors.

Edward B. Rust, Jr. — Mr. Rust, age 66, has served as a Director of the Company since 1997. From 1987 until his retirement in 2016, Mr. Rust served as Chairman of the Board of State Farm Mutual Automobile Insurance Company, the largest insurer of automobiles and homes in the United States. Mr. Rust was also President of State Farm Mutual Automobile Insurance Company from 1985 to 1998 and from 2007 to 2014, as well as Chief Executive Officer from 1985 to 2015. He has been a Director of Caterpillar, Inc. (publicly traded manufacturer of construction and mining equipment) since 2003 and a Director of S&P Global Inc., formerly known as McGraw Hill Financial, Inc. (publicly traded global information services provider serving the financial services and business information markets), since 2001. His role as chief executive officer at a major corporation and experience as a Director of large, publicly traded multi-national corporations enables Mr. Rust to provide significant input and guidance to the Board and the Company.

John D. Zeglis — Mr. Zeglis, age 69, has served as a Director of the Company since 1989. From 1999 until his retirement in 2004, Mr. Zeglis served as Chief Executive Officer and Chairman of the Board of AT&T Wireless Services, Inc. He served as President of AT&T Corporation from December 1997 to July 2001, Vice Chairman from June 1997 to November 1997, General Counsel and Senior Executive Vice President from 1996 to 1997 and Senior Vice President and General Counsel from 1986 to 1996. Mr. Zeglis is presently a Director of State Farm Mutual Automobile Insurance Corporation and The Duchossois Group. He is a former Director of Georgia-Pacific Corporation (2001-2005), Sara Lee Corporation (1998-2000), Illinois Power Company (1992-1996) and Telstra Limited (2006-2015). Through his past service as a chief executive officer at a major corporation and service as a Director of large, publicly traded multi-national corporations, Mr. Zeglis brings to the Board large company leadership, expertise and experience in many areas including corporate governance, and general business and financial strategic oversight. The Board believes Mr. Zeglis provides significant insight and guidance to the Board and the Company and has the necessary expertise with respect to executive compensation matters to serve as the Chairman of the Human Resources Committee of the Board of Directors.

        Mr. Hans Helmerich is a Director of Atwood Oceanics, Inc. ("Atwood"), and the Company, through its wholly-owned subsidiary, owns common stock of Atwood. As a result, Atwood may be deemed to be an affiliate of the Company.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" EACH OF THE PERSONS NOMINATED BY THE BOARD.

 CORPORATE GOVERNANCE

        The Board has adopted Corporate Governance Guidelines to address significant corporate governance issues. The guidelines, as well as our Amended and Restated Certificate of Incorporation and By-Laws, all Board committee charters, our Code of Business Conduct and Ethics, applicable to all our Directors, officers, and employees, the Code of Ethics for Principal Executive Officer and Senior Financial Officers, the Related Person Transaction Policies and Procedures, the Foreign Corrupt Practices Act Compliance Policy, and certain Audit Committee Practices are available on our website, www.hpinc.com, under the "Governance" section. The information on our website is not incorporated by reference in this proxy statement. A printed copy of the above mentioned documents will be provided without charge upon written request to our Corporate Secretary.

        Our Corporate Governance Guidelines provide a framework for our corporate governance initiatives and cover topics such as director independence and selection and nomination of director candidates, communication with the Board, Board committee matters, and other areas of import. Certain highlights from our Corporate Governance Guidelines, as well as other corporate governance matters, are discussed below.

Director Independence

        Our Corporate Governance Guidelines provide that a majority of the Board must meet the requirements for being an independent director under the listing standards of the NYSE and applicable law, including the requirement that the Board affirmatively determine that the Director has no material relationship with us. To guide its determination of whether a Director is independent, the Board has adopted the following categorical standards:

        A Director will not be independent if:

  •
  the Director is, or has been, within the last three years, our employee, or an immediate family member is, or has been within the last three years, our executive officer;

  •
  the Director has received, or an immediate family member has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from us, other than Director and committee fees and pension and other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

  •
  the Director is a current partner or employee of a firm that is our internal or external auditor;

  •
  the Director has an immediate family member who is a current partner of a firm that is our internal or external auditor;

  •
  the Director has an immediate family member who is a current employee of a firm that is our internal or external auditor and who personally works on the Company's audit;

  •
  the Director or an immediate family member was within the last three years a partner or employee of a firm that is our internal or external auditor and personally worked on our audit within that time;

  •
  the Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of our present executive officers at the same time serves or served on that company's compensation committee; or

  •
  the Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, us for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1,000,000 or two percent (2%) of such other company's consolidated gross revenues.

        In addition, the following commercial and charitable relationships will not be considered material relationships that would impair a director's independence:

  •
  the Director (or an immediate family member of the Director) is, or during the last fiscal year has been, an affiliate or executive officer of another company (including banks or financial institutions) to which we were indebted, or to which such other company was indebted to us, during the last or current fiscal year and the total amount of indebtedness did not exceed two percent (2%) of the total consolidated assets of the indebted entity at the end of such fiscal year;

  •
  the Director (or an immediate family member of the Director) is, or during the last fiscal year has been, an executive officer, director or trustee of a charitable organization where our annual discretionary charitable contributions to the charitable organization, in the last or current fiscal year did not exceed the greater of $1,000,000 or two percent (2%) of that organization's consolidated gross revenues;

  •
  the Director (or an immediate family member of a Director) is a member of, employed by, or of counsel to a law firm or investment banking firm that performs services for us, provided the payments made by us to the firm during a fiscal year do not exceed two percent (2%) of the firm's gross revenues for the fiscal year, and the Director's relationship with the firm is such that his or her compensation is not linked directly or indirectly to the amount of payments the firm receives from us; or

  •
  a relationship arising solely from a Director's position as a director of another company that engages in a transaction with us shall not be deemed a material relationship or transaction that would cause a Director to not be independent.

        A Director who is a member of our Audit Committee will not be independent if such Director: (i) other than in his or her capacity as a member of the Audit Committee, the Board or any other Board committee, accepts directly or indirectly any consulting, advisory or other compensatory fee from us or any subsidiary (except for retirement benefits to the extent permitted by applicable rules of the SEC); or (ii) is an affiliated person (as defined by the SEC) of us or any subsidiary. Similarly, in affirmatively determining the independence of any Director who will serve on the Human Resources Committee, the Board considers all factors specifically relevant to determining whether a Director has a relationship to the Company which is material to that Director's ability to be independent from management in connection with the duties of a Human Resources Committee member, including, but not limited to: (i) the source of compensation of such Director, including any consulting, advisory or other compensatory fee paid by the Company to such Director; and (ii) whether such Director is affiliated with the Company, a subsidiary of the Company or an affiliate of a subsidiary of the Company.

        Generally, relationships not addressed by the NYSE rules or otherwise described above will not cause an otherwise independent Director to be considered not independent. For relationships that do not fall within the categories delineated above, the Directors who are otherwise independent under the guidelines will determine whether a relationship is material and, therefore, whether the Director would be independent.

        In determining the independence of Ms. Marshall and Messrs. Foutch, Petrie, Robillard, Rust, and Zeglis, the Board of Directors considered (i) State Farm Mutual Automobile Insurance Company's ownership of our common stock, (ii) Mr. Rust's former position as Chairman, President and Chief Executive Officer of State Farm Mutual Automobile Insurance Company, and (iii) that Mr. Zeglis is a director of State Farm Mutual Automobile Insurance Company. The Board of Directors also considered that the Company, through its wholly owned subsidiary, provides contract drilling services to Hunt Oil Company (of which Mr. Robillard is a director) and has in the past provided drilling services to Laredo Petroleum, Inc. (of which Mr. Foutch is an officer and director). Payments made to the Company by those entities have not exceeded two percent of the consolidated gross revenues of such entities during any applicable fiscal year.

        After applying the standards set forth above in our Corporate Governance Guidelines, the Board determined that Ms. Marshall and Messrs. Foutch, Petrie, Robillard, Rust and Zeglis, our current, non-employee directors, had no material relationship with the Company and that each is independent under our categorical standards and the requirements of the NYSE and applicable law. William L. Armstrong, who served as a director until his resignation on May 26, 2016, and Francis Rooney, who served as a director until his resignation on September 7, 2016, were also independent.

Director Identification, Evaluation, and Nomination

        General Principles and Procedures.    We are of the view that the continuing service of qualified incumbents promotes stability and continuity in the boardroom, contributing to the Board's ability to work as a collective body, while giving us the benefit of familiarity and insight into our affairs that our Directors have accumulated during their tenure. Accordingly, the process for identifying nominees shall reflect our practice of re-nominating incumbent Directors who continue to satisfy the Nominating and Corporate Governance Committee's ("Committee") criteria for membership on the Board, whom the Committee believes continue to make important contributions to the Board, and who consent to continue their service on the Board.

        In general, and as more fully outlined in the Corporate Governance Guidelines, in considering candidates for election at annual meetings of stockholders, the Committee will:

  •
  consider if the Director continues to satisfy the minimum qualifications for director candidates as set forth in the Corporate Governance Guidelines;

  •
  assess the performance of the Director during the preceding term; and

  •
  determine whether there exist any special, countervailing considerations against re-nomination of the Director.

        If the Committee determines that (i) an incumbent Director consenting to re-nomination continues to be qualified and has satisfactorily performed his or her duties as Director during the preceding term, and (ii) there exist no reasons, including considerations relating to the composition and functional needs of the Board as a whole, why in the Committee's view the incumbent should not be re-nominated, then the Committee will, absent special circumstances, propose the incumbent Director for re-election.

        The Committee will identify and evaluate new candidates for election to the Board where there is no qualified and available incumbent, including for the purpose of filling vacancies or a decision of the Directors to expand the size of the Board. The Committee will solicit recommendations for nominees from persons that the Committee believes are likely to be familiar with qualified candidates. The Committee may also determine to engage a professional search firm to assist in identifying qualified candidates.

        As to each recommended candidate that the Committee believes merits consideration, the Committee will:

  •
  cause to be assembled information concerning the background and qualifications of the candidate;

  •
  determine if the candidate satisfies the minimum qualifications required by our Corporate Governance Guidelines;

  •
  determine if the candidate possesses any of the specific qualities or skills that the Committee believes must be possessed by one or more members of the Board;

  •
  consider the contribution that the candidate can be expected to make to the overall functioning of the Board; and

  •
  consider the extent to which the membership of the candidate on the Board will promote diversity among the Directors.

        Based on all available information and relevant considerations, the Committee will select and recommend to the Board a candidate who, in the view of the Committee, is most suited for membership on the Board.

        Stockholder Recommendations.    The Committee shall consider recommendations for the nomination of qualified Directors submitted by holders of our shares entitled to vote generally in the election of Directors. The Committee will give consideration to these recommendations for positions on the Board where the Committee has determined not to re-nominate a qualified incumbent Director.

        For each annual meeting of stockholders, the Committee will accept for consideration only one recommendation from any stockholder or affiliated group of stockholders. The Committee will only consider recommendations of nominees for Director who satisfy the minimum qualifications prescribed by our Corporate Governance Guidelines.

        Only those recommendations whose submission complies with the following procedural requirements will be considered by the Committee: (1) Stockholder Nominations to the Committee. The Committee will consider qualified nominees recommended by stockholders who may submit recommendations to our Corporate Secretary at our headquarters address. To be considered by the Committee, stockholder nominations must be submitted before our fiscal year-end and must include the information listed in paragraph 2(i) and (ii)(a), (c) and (d) below, together with a statement of the number of shares of our stock beneficially owned by the stockholder making the nomination and by any other supporting stockholders. (2) Stockholder Nominations at the Annual Meeting. Our By-laws provide that any stockholder who is entitled to vote for the election of Directors at a meeting called for such purpose may nominate persons for election to the Board. A stockholder desiring to nominate a person or persons for election to the Board must send a timely (see 2018 Annual Meeting / Stockholder Proposals on page 50) written notice to the Corporate Secretary setting forth in reasonable detail the following: (i) as to each person whom the stockholder proposes to nominate for election all information relating to such person that is required to be included in a proxy statement filed pursuant to the proxy rules of the SEC (including such person's written consent to being named in the proxy statement as a nominee and to serving as a Director if elected), together with, as an appendix to the written notice, a completed and signed written representation and agreement (executed by the Director nominee in the form provided by the Corporate Secretary upon written request) that the nominee (a) is not and will not become a party to (A) any agreement, arrangement or understanding with, and has not given any commitment or assurance to, any person or entity as to how such person, if elected as a Director of the Company, will act or vote on any issue or question (a "Voting Commitment") that has not been disclosed to the Company or (B) any Voting Commitment that could limit or interfere with such person's ability to comply, if elected as a Director of the Company, with such person's fiduciary duties under applicable law, (b) is not and will not become a party to any agreement, arrangement or understanding with any person or entity other than the Company with respect to any direct or indirect compensation, reimbursement or indemnification in connection with service or action as a Director that has not been disclosed to the Company, and (c) would be in compliance, if elected as a Director of the Company, and will comply with, applicable law and all applicable publicly disclosed corporate governance, conflict of interest, corporate opportunities, confidentiality and stock ownership and trading policies and guidelines of the Company; and (ii) as to the stockholder giving notice (a) the name and address of the stockholder making the nomination, (b) a representation that the stockholder is a holder of record of our stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to present the nomination, (c) the class or series and number of shares of our capital stock which are owned beneficially or of record by the stockholder, and (d) a description of all arrangements or understandings between the stockholder and any other person or persons (naming such person or persons) pursuant to which the nomination is to be made by the stockholder.

        Candidates for Director who are properly recommended by our stockholders will be evaluated in the same manner as any other candidate for Director. The Committee may require the candidate to furnish other information as the Committee may reasonably request to assist the Committee in determining the eligibility of the candidate to serve as a Director. The Committee (or the presiding officer at any meeting of the stockholders) may disregard the purported nomination of any person not made in compliance with these procedures.

Director Qualification Standards

        All persons nominated to serve as one of our Directors should possess the following minimum qualifications more fully discussed in our Corporate Governance Guidelines. Specifically, all candidates:

  •
  must be individuals of personal integrity and ethical character;

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  should be free of conflicts of interest that would materially impair his or her judgment;

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  must be able to represent fairly and equally all of our stockholders;

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  must have demonstrated achievement in business, professionally, or the like;

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  must have sound judgment;

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  must have a general appreciation regarding major issues facing public companies of a size and operational scope similar to ours;

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  must have, and be prepared to devote, adequate time to the Board and its committees; and

  •
  must not conflict with any of our term or age limits for Directors.

The Committee will also ensure that:

  •
  at least a majority of the Directors serving at any time on the Board are independent, as defined under the rules of the NYSE and applicable law;

  •
  at least three of the Directors satisfy the financial literacy requirements required for service on the Audit Committee under the rules of the NYSE; and

  •
  at least some of the independent Directors have experience as senior executives of a public or substantial private company.

        Our Corporate Governance Guidelines also provide, in lieu of a formal diversity policy, that as part of the nomination process, the Committee will consider diversity in professional background, experience, expertise, perspective, age, gender, and ethnicity with respect to Board composition as a whole. With respect to diversity, we place particular emphasis on identifying candidates whose experiences and talents complement and augment those of other Board members with respect to matters of importance to the Company. We attempt to balance the composition of the Board to promote comprehensive consideration of issues. Our current Board composition achieves this through widely varying levels and types of business and industry experience among current Board members. We monitor the composition and functioning of our Board and Committees through both an annual review of our Corporate Governance Guidelines and a self-evaluation process undertaken each year by our Directors.

        The foregoing qualification attributes are only threshold criteria, however, and the Committee will also consider the contributions that a candidate can be expected to make to the collective functioning of the Board based upon the totality of the candidate's credentials, experience, and expertise, the composition of the Board at the time, and other relevant circumstances.

Board Leadership Structure

        The Company's By-laws provide that, in general, any two or more offices may be held by the same person, including the offices of Chairman of the Board ("Chairman") and CEO. The Board believes that this flexibility in the allocation of the responsibilities of these two roles is beneficial and enables the Board to adapt the leadership function to changing circumstances. Mr. Hans Helmerich currently is the Chairman of the Board of the Company. Mr. Helmerich has served as a Director since 1987 and became the Chairman in 2012. He served as the Company's CEO from 1989 until his retirement in March 2014. He also was the President from 1987 to 2012. Mr. Helmerich, who has nearly 25 years of successful experience as CEO and possesses in-depth knowledge of the Company, its operations and the evolving drilling and energy industry, has been responsible for the general supervision, direction and control of the Company's business and affairs. Under Mr. Helmerich's leadership, the Company experienced steady growth in earnings and market share and became the leading land driller in the United States. Mr. Helmerich retired from the position of CEO on March 5, 2014. Mr. Helmerich has agreed to provide consulting services to the Company for a three-year period. Mr. John W. Lindsay is the Company's current President and succeeded Mr. Helmerich as CEO on March 5, 2014. Since joining the Company in 1987 as a drilling engineer, Mr. Lindsay has served in various management positions. Mr. Lindsay was appointed Executive Vice President, U.S. and International Operations in 2006 for the Company's wholly-owned subsidiary, Helmerich & Payne International Drilling Co., and became Executive Vice President and Chief Operating Officer of the Company in 2010. In 2012, Mr. Lindsay was promoted to President and Chief Operating Officer and was appointed to the Company's Board of Directors. Mr. Lindsay brings to the Board and the Company significant leadership, knowledge and experience in the contract drilling industry. The Board believes at this time that the interests of all stockholders will be best served by the leadership model described above that contemplates a separated Chairman and CEO. The combined experience and knowledge of Messrs. Helmerich and Lindsay in their respective roles of Chairman and CEO will provide the Board and the Company with continuity of leadership that has enabled the Company's success.

        In addition, the Board has demonstrated its commitment and ability to provide independent oversight and management. We believe that the most effective board structure is one that emphasizes board independence and ensures that the board's deliberations are not dominated by management. With the exception of Messrs. Helmerich and Lindsay, our Board is composed entirely of independent Directors. Each of our standing Board committees is comprised of only independent Directors. Further, while the Board does not currently have a lead independent Director, it appoints a presiding, independent Director for each executive session of the Board when it meets without management. While the Board believes this practice provides for independent leadership without the need to designate a single lead director, the Board may examine in the future whether the appointment of a lead Director would enhance the Board's effectiveness. Our Board's oversight of risk management (discussed below) has had no effect on our leadership structure to date.

Board Meeting Attendance

        There were four regularly scheduled meetings of the Board held during fiscal 2016. We require each Director to make a diligent effort to attend all Board and Committee meetings as well as the Annual Meeting of the Stockholders. All of our then sitting Directors attended the 2016 Annual Meeting of the Stockholders. During fiscal 2016, no incumbent Director attended fewer than 75% of the aggregate of the total number of meetings of the Board and its committees of which he or she was a member, except that Ms. Marshall attended approximately 73% of the aggregate of the total number of meetings of the Board and its committees on which she served. Ms. Marshall only missed one quarterly meeting of the Board and committees on which she served. As such, her aggregate attendance would have been 75% but for the fact that the Human Resources Committee only held three meetings (of which she attended two) instead of four meetings.

Board Committees

        Messrs. Foutch, Robillard (Chairman) and Rust are members of the Audit Committee. The Board has adopted a written charter for the Audit Committee. The primary functions of the Audit Committee are to assist the Board in fulfilling its independent and objective oversight responsibilities of financial reporting and internal financial and accounting controls of the Company and to monitor the qualifications, independence, and performance of our independent registered public accounting firm. The Board has determined that Messrs. Donald F. Robillard, Jr. and Edward B. Rust, Jr. are "audit committee financial experts" as defined by the SEC. The Board has also determined that all Audit Committee members are "financially literate" as contemplated by the rules of the NYSE. During the fiscal year ended September 30, 2016, the Audit Committee held twelve meetings.

        Ms. Marshall and Messrs. Petrie and Zeglis (Chairman) are members of the Human Resources Committee (which functions as our compensation committee). The Board has adopted a written charter for the Human Resources Committee. The primary functions of the Human Resources Committee are to evaluate the performance of our executive officers, to review and make decisions regarding compensation of our executive officers and make recommendations regarding compensation of non-employee members of our Board, and to review and make recommendations or decisions regarding incentive compensation and equity-based compensation plans. The Human Resources Committee may not delegate any of its authority to other persons or committees. During the fiscal year ended September 30, 2016, the Human Resources Committee held three meetings.

        Ms. Marshall and Messrs.Foutch (Chairman), Petrie, Robillard, Rust, and Zeglis are members of the Nominating and Corporate Governance Committee. The Board has adopted a written charter for the Nominating and Corporate Governance Committee. The primary functions of the Committee are to identify and to recommend to the Board the selection of Director nominees for each annual meeting of stockholders or for any vacancies on the Board, to make recommendations to the Board regarding the adoption or amendment of corporate governance principles applicable to us, and to assist the Board in developing and evaluating potential candidates for executive positions and generally oversee management succession planning. During the fiscal year ended September 30, 2016, the Nominating and Corporate Governance Committee held four meetings.

        The non-management Directors, in fiscal 2016, met in executive session without management, prior to two regularly scheduled Board meetings. Mr. Armstrong was presiding Director for all executive sessions until his retirement on May 26, 2016. Mr. Foutch now serves as presiding Director for all executive sessions.

Transactions with Related Persons, Promoters and Certain Control Persons

        The Company has adopted written Related Person Transaction Policies and Procedures. The Audit Committee is responsible for applying such policies and procedures. The Audit Committee reviews all transactions, arrangements, or relationships in which the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year, the Company is a participant, and any related person has or will have a direct or indirect material interest. In general, a related person is any Company executive officer, Director, or nominee for election as a Director, any greater than 5 percent beneficial owner of our common stock, and immediate family members of any of the foregoing.

        The Audit Committee applies the applicable policies and procedures by reviewing the material facts of all interested transactions that require the Audit Committee's approval and either approves, ratifies or disapproves of the entry into the interested transaction, subject to the exceptions described below. Any member of the Audit Committee who is a related person with respect to a transaction under review may not vote with respect to the approval or ratification of the transaction. In determining whether to approve or ratify an interested transaction, the Audit Committee takes into account, among other factors it deems appropriate, the nature of the related person's interest in the interested transaction, the material terms of the interested transaction including whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the materiality of the related person's direct or indirect interest in the interested transaction, the materiality of the interested transaction to us, the impact of the interested transaction on the related person's independence (as defined in our Corporate Governance Guidelines and the New York Stock Exchange listing standards), and the actual or apparent conflict of interest of the related person participating in the transaction (as contemplated under our Code of Business Conduct and Ethics). The following transactions are deemed to be pre-approved under the applicable policies and procedures: (i) Director and executive officer compensation otherwise required to be disclosed in our proxy statement, (ii) transactions where all of our stockholders receive proportional benefits, (iii) certain banking related services, and (iv) transactions available to our employees generally. There are no related person transactions required to be reported in this proxy statement.

Compensation Committee Interlocks and Insider Participation

        During fiscal 2016, the members of our Human Resources Committee were Ms. Marshall and Messrs. Petrie and Zeglis. William L. Armstrong was also a member of the Human Resources Committee during fiscal 2016 until his retirement on May 26, 2016. None of the Committee members has ever been an officer or employee of the Company or any of our subsidiaries and none has an interlocking relationship requiring disclosure under applicable SEC rules. Additionally, none of the Committee members had any relationship requiring disclosure by the Company under the SEC's rules requiring disclosure of certain relationships and related-party transactions.

Communication with the Board

        The Board has established several means for employees, stockholders, and other interested persons to communicate their concerns to the Board. If the concern relates to our financial statements, accounting practices or internal controls, the concern may be submitted in writing to the Chairperson of the Audit Committee in care of our Corporate Secretary at our headquarters address. If the concern relates to our governance practices, business ethics, or corporate conduct, the concern may be submitted in writing to the Chairperson of the Nominating and Corporate Governance Committee in care of our Corporate Secretary at our headquarters address. If the concern is intended for the presiding Director or the non-management or independent Directors as a group, the concern may be submitted in writing to such presiding Director or groups in care of our Corporate Secretary at our headquarters address. If the employee, stockholder, or other interested person is unsure as to which category his or her concern relates, he or she may submit it in writing to the Board or any one of the Directors in care of our Corporate Secretary at our headquarters address. Our headquarters address is 1437 South Boulder Avenue, Tulsa, Oklahoma 74119.

        Each communication intended for any management or non-management or independent Director(s) or for the entire Board and received by the Corporate Secretary which is related to our operations will be promptly forwarded to the specified party.

The Board's Role in Risk Management

        The Audit Committee reviews and discusses with management the Company's processes and policies with respect to risk assessment and risk management, including the Company's enterprise risk management program. In addition, the Company's risk oversight process involves the Board receiving information from management on a variety of matters, including operations, legal, regulatory, finance and strategy, as well as information regarding any material risks associated with each matter. The full Board (or the appropriate Board committee, if the Board committee is responsible for the oversight of the matter) receives this information through updates from the appropriate members of management to enable it to understand and monitor the Company's risk management practices. When a Board committee receives an update, the chairperson of the relevant Board committee reports on the discussion to the full Board during the Board committee reports portion of the next Board meeting. This enables the Board and the Board committees to coordinate the risk oversight role.

Compensation Risk Assessment

        Management has undertaken a review of our compensation programs and practices applicable to all employees, including executive officers, in order to assess the risks presented by such programs and practices. Management analyzed the likelihood and magnitude of potential risks, focusing on program elements that may create risk, including pay mix and amount, performance metrics and goals, the balance between annual and long-term incentives, the terms of equity and bonus awards, and change-in-control arrangements. The review also took into account mitigating features associated with our compensation programs and practices which include elements such as capped payouts levels for both annual bonuses and equity grants under the Company's stock plan, the Human Resources Committee's authority to exercise negative discretion over bonus payouts, stock ownership guidelines aligning the interests of executive officers with stockholders, claw-back provisions contained in stock plan award and other agreements, the use of multiple performance measures, and multi-year vesting schedules for equity awards.

        The findings of the risk assessment are discussed with the Human Resources Committee and the full Board. Based on the assessment, we have determined that our compensation programs and practices applicable to all employees, including executive officers, are aligned with the interests of stockholders, appropriately reward pay for performance, and are not reasonably likely to have a material adverse effect on the Company.

 EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS

Summary

        Over the course of the last two and a half years our industry experienced a severe decline in oil prices. Oil prices exceeded $100 per barrel in July of 2014 and dropped to below $30 per barrel in January and February of 2016. This overall decline in prices caused the industry active rig count in the United States to fall to levels below those experienced during the recession in 2009. In the second half of fiscal 2016 oil prices rebounded modestly from observed lows but generally remained below $50 per barrel. As a result, the United States active rig count began to slowly increase again in 2016 and we similarly experienced an increase in demand and activity beginning in May of 2016. Nevertheless, at the close of fiscal 2016, the United States active rig count remained below the number of active rigs at the bottom of the 2009 down cycle and dayrate pricing and average rig margins remained depressed.

        As a result of these difficult market conditions, we reported a net loss of $56 million ($0.54 per diluted share) from operating revenues of $1.6 billion for fiscal 2016, our first annual loss in over 50 years. Nevertheless, during fiscal 2016, our strong balance sheet and strong liquidity position allowed us to pay dividends of approximately $2.76 per share of common stock. In addition, our total stockholder return for fiscal 2016 ranked in the 92nd percentile relative to our peers within our Compensation Peer Group (defined and discussed below). Our three year and five year total stockholder returns each ranked in the 99th percentile.

        For fiscal 2015, we did not pay bonuses in the midst of the industry downturn despite reporting net income of $422 million. No bonuses were paid because we did not achieve the threshold level of performance with respect to our corporate performance criteria. However, for fiscal 2016, we did pay our CEO and other current named executive officers partial bonuses. The bonuses paid were significantly below target level bonuses because we only achieved the threshold level of performance with respect to one of our three fiscal 2016 corporate performance criteria (discussed below under "2016 Executive Compensation Components — Bonus"). The bonuses paid are reported in both the "Bonus" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table on page 32.

        In light of prevailing industry conditions and other considerations, our CEO and other named executive officers did not receive base salary adjustments for calendar 2016. In fiscal 2016, our CEO and other named executive officers were awarded non-qualified stock options and restricted stock as shown in the Grants of Plan-Based Awards in Fiscal 2016 table on page 34.

Compensation Process, Philosophy and Objectives

        The Human Resources Committee (the "Committee") has the responsibility for establishing, implementing and monitoring our executive compensation program. All compensation decisions relating to our CEO, Chief Financial Officer and the other executive officers identified in the Summary Compensation Table ("named executive officers") are made by the Committee. For purposes of deciding upon named executive officer compensation, the Committee generally meets in November or December following the end of each fiscal year to consider bonus compensation for the completed fiscal year and salary adjustments and equity-based compensation awards. During this meeting, the Committee also considers executive bonus plan performance objectives for the next fiscal year and recommends same for approval by the Board. Generally, the types of compensation and benefits paid to our named executive officers are the same as those provided to other key employees. We do not offer employment contracts to our named executive officers and there are no material individual differences in compensation policies and decisions for these executives.

        The objectives of our executive compensation program are to compensate executives in a manner that advances the interests of the stockholders while ensuring that we are able to attract, retain and reward qualified executives. To that end, we have designed our executive compensation program to reward the achievement of short- and long-term corporate goals that enhance stockholder value. The Committee monitors both performance and compensation to ensure that we maintain our ability to attract, retain and reward qualified executives and that compensation paid to our executives remains competitive relative to compensation paid to executives of competitor companies. Our compensation elements consist of:

  •
  Base salary;

  •
  Annual bonus;

  •
  Long-term equity incentive compensation;

  •
  Retirement benefits; and

  •
  Other benefits.

        We believe the Company should have the ability to recover compensation paid to executive officers and key employees under certain circumstances. As a result, we have two policies addressing recoupment of bonus and equity compensation from executive officers and certain other key employees. The following is a summary of those policies:

  •
  In the event the Board determines that any fraud or intentional misconduct caused or was a substantial contributing factor to a restatement of our financials, the Board may require reimbursement of any bonus compensation paid to an executive officer or certain other key employees to the extent the bonus paid exceeded what would have been paid had the financial results been properly reported. This policy applies to all bonuses paid after September 30, 2008, which coincide with the fiscal years that are subject to the restatement; and

  •
  If the Committee reasonably believes that a participant under our 2005, 2010, and 2016 long-term incentive plans ("Plans") has committed certain acts of misconduct, including fraud, embezzlement, or deliberate disregard of our rules or policies, that may reasonably be expected to result in damage to us, the Committee may cancel all or part of any outstanding award under the Plans whether or not vested or deferred. Additionally, if the misconduct occurs during a fiscal year in which there was also an exercise or receipt of an award under the Plans, the Committee may recoup any value received from such award.

Role of Executive Officers in Compensation

        The Committee annually evaluates the performance of the CEO and other named executive officers and determines their compensation in light of the objectives of our compensation program. The CEO provides an annual assessment of his performance and the performance of the other named executive officers. The CEO, with the assistance of the Vice President, Corporate Services, provides to the Committee data, analysis, and suggested base salary adjustments and equity compensation for the other named executive officers. This input from management is considered by the Committee when making its compensation decisions. The Vice President, Corporate Services also reviews the compensation consultant's annual draft of its compensation analysis (discussed below) and provides comments for the consultant's consideration. He also attends Committee meetings and provides requested information to the Committee. Except for discussing individual performance objectives with the CEO, the other named executive officers do not otherwise play a role in their own compensation decisions.

Role of Compensation Consultant

        Pay Governance, the Committee's independent compensation consultant, typically provides research, market data, and survey information each year regarding executive compensation. At the

Committee's request, Pay Governance advises the Committee on all principal aspects of executive compensation including the competitiveness of program design and award values. Pay Governance ordinarily provides the Committee, on an annual basis, with a written executive compensation analysis with respect to the named executive officers. The written analysis generally addresses, among other things, the following:

  •
  Comparison and assessment of named executive officers' compensation to peer group proxy and survey data;

  •
  Total shareholder return comparison between the Company and its peer group; and

  •
  Consultant recommendations.

        The Committee generally reviews the compensation of the named executive officers in late November or early December following the end of a particular fiscal year. In fiscal 2016 Pay Governance attended two meetings and produced reports that were considered in all three Committee meetings.

        The Committee's compensation consultant periodically provides the Committee with a written director compensation analysis. The Committee reviews the analysis and determines whether to recommend to our Board a compensation increase for non-employee directors. The executive officers do not play a role in determining or recommending the amount or form of director compensation.

        Pay Governance reports directly to the Committee although they may meet with management from time to time to gather information or to obtain management's perspective on executive compensation matters. The Committee has the sole authority under its Charter to retain, at our expense, or terminate the compensation consultant at any time. In addition, the Committee may conduct or authorize investigations of matters within its scope of responsibilities and may retain, at our expense, independent counsel or other advisors as it deems necessary.

        The Committee has considered the independence of Pay Governance in light of SEC rules and NYSE listing standards. The Committee requested and received a letter from Pay Governance addressing its independence, including the following factors:

  •
  other services provided to us by Pay Governance;

  •
  fees paid by us as a percentage of Pay Governance's total revenue;

  •
  policies or procedures maintained by Pay Governance that are designed to prevent a conflict of interest;

  •
  any business or personal relationships between the individual consultants involved in the engagement and a member of the Committee;

  •
  any Company stock owned by the individual consultants involved in the engagement; and

  •
  any business or personal relationships between our executive officers and Pay Governance or the individual consultants involved in the engagement.

The Committee discussed these considerations, including the fact that Pay Governance provides no additional services to the Company or management. The Committee concluded that there was no conflict of interest present and that Pay Governance provided the Committee with appropriate assurances and confirmation of its independent status as the Committee's advisor.

Effect of Stockholder Say-on-Pay Vote on Executive Compensation Decisions

        The Committee has reviewed the voting results from the advisory vote on executive compensation (commonly known as a say-on-pay proposal) conducted at our 2016 annual meeting of stockholders. At this meeting, approximately 97% of the votes cast on the say-on-pay proposal were in favor of our named executive officers' compensation as disclosed in the proxy statement for that meeting. The Committee determined that, given the very high level of support, no changes to our executive compensation policies and decisions were necessary based on the voting results from our 2016 annual meeting of stockholders.

        Our stockholders vote on a say-on-pay proposal each year. In the event there is any significant vote against the compensation of our named executive officers as disclosed in the proxy statement, the Committee will consider the concerns of the stockholders in future executive compensation decisions.

Determining Executive Compensation

        In making compensation decisions, the Committee compares each element of compensation against a peer group of publicly-traded contract drilling and oilfield service companies (collectively "Compensation Peer Group") and against published survey data. The Compensation Peer Group consists of companies that are representative of the types of companies that we compete against for talent. The Compensation Peer Group disclosed in our 2016 proxy statement was as follows:

• Diamond Offshore Drilling, Inc.	• Noble Corporation
• Cameron International Corporation	• Nabors Industries Ltd.
• Rowan Companies, Inc.	• ENSCO International Inc.
• Transocean Ltd.	• Patterson-UTI Energy, Inc.
• Oceaneering International	• Precision Drilling Corp.
• FMC Technologies, Inc.	• Superior Energy Services

        The total stockholder return percentiles discussed above under the section captioned "Summary" were calculated based on the above Compensation Peer Group data (excluding Cameron International Corporation which merged with another entity in 2016).

        During fiscal 2016, Pay Governance conducted an independent review of our Compensation Peer Group and recommended the deletion and addition of certain companies. The Committee gave consideration to the report of Pay Governance and decided to revise the Compensation Peer Group so that market references better reflect comparable companies viewed as competitors for business and talent and who have similar revenue and market capitalization profiles. The companies included in our new Compensation Peer Group for fiscal 2017 are as follows:

• Diamond Offshore Drilling, Inc.	• Noble Corporation
• Baker Hughes Incorporated	• Nabors Industries Ltd.
• Rowan Companies plc	• ENSCO plc
• Transocean Ltd.	• Patterson-UTI Energy, Inc.
• Oceaneering International, Inc.	• Precision Drilling Corp.
• Weatherford International plc	• Superior Energy Services, Inc.
• National Oilwell Varco, Inc.

        The Committee also uses survey data to assist in compensation decisions, including those instances in which a named executive officer's position or duties do not match the position or duties of Compensation Peer Group executives. This survey data includes oilfield services, energy, and general industry data. The surveys used are as follows:

  •
  Mercer Energy Sector Compensation Survey;

  •
  Frost Oilfield Manufacturing & Services Industry Executive Compensation Survey;

  •
  Pearl Meyer & Partners Drilling Management Survey; and

  •
  Towers Watson Oilfield Services Compensation Survey.

        The Committee sets target total direct compensation for named executive officers to generally approximate the median level of compensation paid to similarly situated executives of the companies comprising the Compensation Peer Group. Variations to this objective may occur as dictated by corporate performance, experience level, internal considerations, nature of duties, market factors, and retention issues. At the time the Committee makes compensation decisions, it uses prior fiscal year peer data and available survey data. As such, the data used by the Committee provides peer compensation comparisons on a historical basis which does not reflect the most recent year over year increase in peer compensation. Therefore, when the Committee annually sets compensation for our named executive officers, that compensation generally lags the current median of peer compensation. Similarly, the percentile ranking for total direct compensation (discussed below) could generally be overstated as well because such rankings are derived from dated peer compensation data.

        A significant portion of total compensation is variable based on corporate performance and relative stockholder return. The Committee considers individual performance during its annual review of base salary and equity awards. However, no specific individual performance criteria or guidelines are used by the Committee as a controlling factor in the Committee's ultimate judgment and final decision. In deciding on the type and amount of executive compensation, the Committee focuses on both current pay and the opportunity for future compensation. The Committee does not have a specific formula for allocating each element of pay, but instead bases the allocation on peer and survey data and the Committee's judgment.

        The Committee has generally awarded a mix of 70% stock options and 30% time-based restricted stock which the Committee believes has the effect of aligning the interests of executives with stockholders. The Committee continued to use the 70/30 mix with respect to equity awards made in fiscal 2016. However, for equity awards granted in December of 2016 (i.e., in fiscal 2017), the Committee modified the award structure by moving to a mix of 50% stock options and 50% time-based restricted stock. Equity awards are calculated based on an executive's base pay and the value of our common stock. Under this methodology, the Committee has generally limited the value of annual equity awards to a range of 270% to 440% of the CEO's base salary and 200% to 275% of the base salary of the other named executive officers. To determine the actual number of stock option shares awarded to a named executive officer, the dollar value of the award is divided by the applicable Black-Scholes value. In determining the Black-Scholes value, the Committee uses an average price for our common stock over a 10-day trading period ending on the Friday before the week that stock option awards are considered by the Committee. Exceptions to our long-term incentive compensation policy have occurred and may occur in the future as dictated by retention considerations and market factors.

2016 Executive Compensation Components

        The principal components of compensation for named executive officers for the fiscal year ended September 30, 2016, are described below.

Base Salary

        We provide named executive officers and other employees with a base salary to compensate them for services rendered during the fiscal year. Base salaries of named executive officers are targeted to generally approximate the median level of base salaries of similarly situated executives of companies included in the Compensation Peer Group. If base salaries of our named executive officers consistently fall below such median level, then the Committee will consider market adjustments to base salaries. Salary levels are typically considered annually as part of our review process as well as upon a promotion. Although named executive officers generally receive the same percentage salary increase applicable to office-based employees, the named executive officers may receive greater increases as a result of market adjustments, changes in duties or retention considerations. Due to market conditions, the Committee approved the CEO's recommendation to freeze the salaries for the named executive officers for calendar 2016.

Bonus

        The annual bonus plan for executive officers ("Bonus Plan") is a cash incentive plan for calculation of annual non-equity incentive-based compensation. These cash incentive awards are designed to reward short-term performance and achievement of strategic goals. Combined salaries and target bonus levels are intended to generally approximate the median of the Compensation Peer Group's combined salary and annual bonus levels.

        The Bonus Plan is structured to be funded at an amount equal to 1% of our earnings before interest, taxes, depreciation, and amortization ("EBITDA"). This funding pool is allocated 40% to the CEO and 15% is allocated to each of the other four current named executive officers. Notwithstanding the size of the funding pool, no bonus in excess of $5,000,000 may be paid to any executive officer under the Bonus Plan. In addition, each named executive officer is assigned a threshold, target and reach bonus award opportunity expressed as a percentage of base salary. These bonus award opportunities are as follows and do not include the potential bonus adjustment described below:

	Threshold	Target	Reach
Chief Executive Officer	40%	100%	130%
Other Named Executive Officers	25%	75%	100%

        An executive officer's bonus opportunity is based upon three weighted corporate performance criteria. These performance criteria and their weightings are: earnings per share (35%); return on invested capital (35%); and EBITDA (30%). At the beginning of each fiscal year, the Committee establishes (and recommends for approval by the full Board) the Bonus Plan funding structure and allocation among the named executive officers, as well as the assignment of a threshold, target, and reach objective for each performance criterion. The target objective is established based upon the operating and capital budget approved by the Board. Once the target objective is established, the threshold objective is generally adjusted 30% below and the reach objective is generally adjusted 30% above the target objective. However, on occasion we adjust the threshold and reach objectives by more than 30% when in the Committee's judgment a wider spread is more meaningful, appropriate and/or fair to our stockholders and named executive officers. Actual fiscal year financial results are compared to plan objectives in order to determine the amount of any executive officer bonus. If actual financial results fall between the threshold and target or the target and reach objectives, then bonuses are proportionately increased as a result of the threshold or target objective being exceeded. Notwithstanding the other provisions of the Bonus Plan, the Committee has the right to reduce or eliminate any bonus due a named executive officer based upon the Committee's determination of individual performance, and the Committee has the discretion to adjust performance criteria during a fiscal year if, for example, the initially-established performance criteria are rendered unrealistic in light of circumstances beyond the control of the Company and its management. No adjustments were made to the corporate performance criteria during fiscal 2016.

        The approved corporate performance criteria for fiscal 2016 were:

	Threshold	Target	Reach
Earnings Per Share	$0.01	$0.08	$0.16
Return on Invested Capital	0.1%	0.4%	0.7%
EBITDA	$419,580,000	$599,400,000	$779,220,000

        The bonus, if any, is then subject to being increased or decreased by up to 100% based on the Committee's overall assessment of our rig utilization and dayrates, our stockholder returns relative to both the returns of our U.S. land drilling peers within the Compensation Peer Group and all companies within our peer group, and our performance with respect to implementation of certain Company strategic initiatives that may vary from year to year (collectively, "strategic objectives"). No specific criteria or objectives are used by the Committee when assessing performance with respect to these strategic objectives. Whether the bonus of a named executive officer is increased or decreased by up to 100% is primarily dependent upon the Committee's judgment as to the named executive officer's success in positively affecting the strategic objectives.

        Within this framework, the Committee determined that the fiscal 2016 threshold objectives of earnings per share and return on invested capital had not been met. However, the Committee determined that the EBITDA threshold objective had been exceeded in fiscal 2016. In light of the Company's performance with respect to our three corporate performance criteria, the Committee determined that, after a proportionate reduction for achieving threshold performance with respect to only one of our three metrics, our bonus award structure would generate bonuses of 28% of base salary for our CEO and 20.5% for our other named executive officers, which are below the threshold bonus percentages noted above. However, the Committee also determined that our CEO and other current named executive officers had achieved favorable results with respect to the strategic objectives discussed above. After consideration of same, the Committee determined that the annual bonus for the CEO and the other current named executive officers, as a group, be increased by 100%. After application of the 100% bonus modifier our CEO's bonus was set at 56% of base salary, significantly below our 100% target bonus, and the other current named executive officers bonuses were set at 41% of base salary, well below our 75% target bonus. Please refer to the "Bonus" and "Non-Equity Incentive Plan Compensation" columns of the Summary Compensation Table on page 32 for actual bonuses paid.

        Mr. Flaherty resigned on August 19, 2016. Therefore, Mr. Flaherty was not eligible for a bonus for the completed 2016 fiscal year.

Long-Term Equity Incentive Compensation

        The Helmerich & Payne, Inc. 2016 Omnibus Incentive Plan (the "2016 Plan") was approved by our stockholders at the 2016 Annual Meeting of Stockholders. The 2016 Plan governs all stock-based awards granted on or after March 2, 2016, and the 2005 and the 2010 Long-Term Incentive Plans govern stock-based awards granted under such plans prior to March 2, 2016. The 2016 Plan allows the Committee to design stock-based compensation programs to encourage growth of stockholder value and allow key employees and non-employee Directors to participate in the long-term growth and profitability of the Company. Approximately 180 employees (including the named executive officers) and non-employee Directors receive stock-based awards on an annual basis. Equity award levels are determined based on market data, and vary among participants based on their positions.

        Under the 2016 Plan, the Committee may grant nonqualified stock options, restricted stock awards, cash awards, stock appreciation rights and other awards to selected employees and non-employee Directors. Also, the Committee may grant incentive stock options to selected employees under such Plan. To date, the Committee has only awarded non-qualified stock options and time-vested restricted stock to participants. A total of 6,600,000 shares of common stock have been authorized for award under the 2016 Plan. With the exception of new employees or non-employee Directors, the Committee only approves annual stock-based awards at its meeting in late November or early December after the end of each fiscal year. The Committee selected this time period for review of executive compensation since it coincides with executive performance reviews and allows the Committee to receive and consider final fiscal year financial information. Newly hired employees or appointed Directors may be considered for stock-based awards at the time they join the Company. Exceptions to this policy may occur as dictated by retention considerations or market factors.

  Stock Options

        The Committee believes that stock options align the interests of executives with stockholders in that stock options only have value to the extent the price of our stock on the date of exercise exceeds the exercise price on the grant date.

        The grant date for all stock options is the date the Committee approves the grant. The Committee does not make equity grants in anticipation of the release of material non-public information and does not time the release of such information based on equity award grant dates. The Committee has never approved a backdated stock option grant.

        The exercise price for all option grants, as provided by the 2016 Plan, is the closing price on the date of grant. Such Plan also prohibits repricing of stock option awards.

        The majority of options granted by the Committee vest at a rate of 25% per year over the first four years of the ten-year option term. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to the option.

        The number and grant date fair value of non-qualified stock options awarded to the named executive officers in fiscal 2016 are shown in the Grants of Plan-Based Awards in Fiscal 2016 table on page 34. In making these awards, the Committee applied the methodology discussed above and considered individual and corporate performance and the value of equity awards made by competitors.

  Restricted Stock

        We believe that awards of restricted stock assist in retention of executives and other key employees. Since 2009, the Committee has annually awarded time-vested restricted stock to the named executive officers and other key employees. Generally, all restricted stock awards fully vest over a range of three to five years from the original date of grant. During the restriction period, the participant receives quarterly payments from us equal to quarterly dividends and has the right to vote restricted shares. Unvested restricted stock is forfeited if the participant leaves the Company and is not retirement eligible.

        The number of shares of restricted stock awarded to the named executive officers in fiscal 2016 are shown in the Grants of Plan-Based Awards in Fiscal 2016 table on page 34. In making these awards, the Committee applied the methodology discussed above and considered the retentive effect of these awards in light of a competitive business climate, individual and corporate performance and the value and type of equity awards made by competitors.

Total Direct Compensation for 2016

        With the exception of Ms. Hair and Messrs. Stauder, Bell and Flaherty, the following reflects the percentile ranking of how fiscal 2016 total direct compensation (i.e., base salary, bonus and equity awards) for the named executive officers compares to the total direct compensation of executives of the Compensation Peer Group:

John W. Lindsay	6th percentile
Juan Pablo Tardio	8th percentile

        With regard to Ms. Hair and Messrs. Stauder, Bell and Flaherty, there was insufficient peer group data to provide a meaningful percentile ranking.

Retirement

Pension Plans

        Prior to October 1, 2003, most full-time employees, including certain named executive officers, participated in our qualified Employees Retirement Plan ("Pension Plan"). Certain named executive officers also participated in our non-qualified Supplemental Pension Plan. Effective October 1, 2003, we revised both the Pension Plan and the Supplemental Pension Plan to close the plans to new participants and reduced benefit accruals for current participants through September 30, 2006, at which time benefit accruals were discontinued and the plans frozen.

        The fiscal 2016 year-end present value of accumulated benefits for each of the named executive officers is shown in the Pension Benefits for Fiscal 2016 table on page 39.

Savings Plans

        Savings plans are designed to help employees, especially long-service employees, save and prepare for retirement. We sponsor a qualified and supplemental savings plan as described below.

  Qualified Plan

        Our 401(k)/Thrift Plan ("Savings Plan") is a tax-qualified savings plan pursuant to which most employees paid in U.S. dollars, including the named executive officers, are able to contribute to the Savings Plan on a before tax basis the lesser of up to 100% of their annual compensation or the dollar limit prescribed annually by the Internal Revenue Service ("IRS"). We match 100% of the first 5% of cash compensation that is contributed to the Savings Plan subject to IRS annual compensation limits ($265,000 for 2016). All employee contributions are immediately vested and matching contributions are subject to a six-year graded vesting schedule.

  Supplemental Savings Plan

        In addition to the Savings Plan, the named executive officers and certain other eligible employees can participate in the Supplemental Savings Plan, which is a non-qualified savings plan. Pursuant to the Supplemental Savings Plan, a participant can contribute between 1% and 40% of the participant's cash compensation to the Supplemental Savings Plan on a before tax basis. If the participant has not received the full Company match of the first 5% of pay in the Savings Plan, then the balance of the match could be contributed to the Supplemental Savings Plan. The Nonqualified Deferred Compensation for Fiscal 2016 table on page 40 contains additional Supplemental Savings Plan information for the named executive officers.

Other Benefits

        The named executive officers are provided with other benefits, including perquisites, that the Company and the Committee believe are reasonable. The Committee annually reviews the levels of these benefits provided to the named executive officers. The compensation associated with these benefits is included in the "All Other Compensation" column of the Summary Compensation Table on page 32 and a brief explanation of these benefits is shown in footnote 8 to such table. A more detailed explanation of our aircraft policy is provided below.

Company Aircraft

        With the approval of the CEO, our aircraft may be used by the named executive officers and other employees for business purposes. Since many of our operations and offices are in remote locations, our aircraft provide a more efficient use of employee time and improved flight times than are available commercially. Our aircraft also provide a more secure traveling environment where sensitive business issues may be discussed.

        The Chairman and CEO positions are each allocated 10 hours personal use of our aircraft annually without reimbursement to us. The time attributable to attendance at board meetings of publicly held companies will not be counted against the 10 hour limitation. Any personal use in excess of this allotment will only be permitted under extraordinary circumstances. With the approval of the CEO, the other named executive officers are permitted personal use of our aircraft, without reimbursement to us, only under extraordinary circumstances.

        For tax purposes, imputed income is assessed to each named executive officer for his or his guest's personal travel based upon the Standard Industrial Fare Level of such flights during the calendar year.

Executive Officer and Director Stock Ownership Guidelines; Prohibited Transactions

        Because the Board believes in linking the interests of management and stockholders, the Board has adopted stock ownership guidelines for the named executive officers. Our Executive Stock Ownership Guidelines specify a number of shares that our named executive officers must accumulate and hold within five years of the later of the adoption of the guidelines or the appointment of the individual as a named executive officer. The CEO is required to own shares having a value of five times base salary, and the other named executive officers are required to own shares having a value of two times base salary. The Board has adopted a similar policy applicable to Directors requiring ownership of shares having a value equal to two times annual compensation.

        We prohibit our directors, officers and other employees from engaging in certain transactions involving Company stock. Transactions that are prohibited include hedging transactions and the pledging of Company stock as collateral.

Deductibility of Executive Compensation

        In connection with making decisions on executive compensation, the Committee takes into consideration the provisions of Section 162(m) of the Internal Revenue Code, which limits the deductibility by the Company for federal income tax purposes of certain categories of annual compensation in excess of $1 million paid to certain executive officers. It is the Company's policy to maximize the effectiveness of its compensation programs while also taking into consideration the requirements of Section 162(m). Accordingly, the Company intends to maintain the flexibility to implement executive compensation programs that it deems to be in the best interests of the Company and its stockholders, and it reserves the authority to award nondeductible compensation as it deems appropriate.

Potential Payments Upon Change-in-Control or Termination

Change-in-Control

        We have entered into change-in-control agreements with the named executive officers and certain other key employees. These agreements are entered into in recognition of the importance to us and our stockholders of avoiding the distraction and loss of key management personnel that may occur in connection with rumored or actual change-in-control of the Company. These agreements contain a "double" trigger provision whereby no benefits will be paid to an executive unless both a change-in-control has occurred and the executive's employment is terminated after a change-in-control. We believe this arrangement appropriately balances our interests and the interests of executives since we make no payments unless a termination of employment occurs.

        More specifically, if we actually or constructively terminate a named executive officer's employment within 24 months after a change-in-control other than for cause, disability, death, or the occurrence of a substantial downturn, or if any of the named executive officers terminates his employment for good reason within 24 months after a change-in-control (as such terms are defined in the change-in-control agreement), any unvested benefits under our Supplemental Savings Plan and Supplemental Pension Plan and any options or restricted stock granted to any of the named executive officers will fully vest and we will be required to pay or provide:

  •
  A lump sum payment equal to two and one-half (2 1/2) times the base salary and annual bonus of the CEO and two (2) times the base salary and annual bonus of the other named executive officers;

  •
  24 months of benefit continuation;

  •
  A prorated annual bonus payable in one lump sum;

  •
  Up to $5,000 for out-placement counseling services; and

  •
  A lump sum payment of any accrued vacation pay, any previously deferred compensation, and base salary through the termination date;

provided that the payments and benefits will be provided only if a named executive officer executes and does not revoke a release of claims in the form attached to the change-in-control agreement. No tax gross-ups are provided on payments made under these agreements. These agreements are automatically renewed for successive two-year periods unless terminated by us.

        For more information regarding post-termination payments that we may be required to make to named executive officers in the event of a change-in-control, see the Potential Payments Upon Change-in-Control table on page 41.

        Our 2005 and 2010 long-term equity compensation plans contain a provision whereby all stock options and restricted stock will automatically become fully vested and immediately exercisable in the event of a change-in-control, as defined in such plans. This provision was included in all equity plans in order to be consistent with market practice at the time the plans were approved by stockholders. However, similar to our change-in-control agreements, our 2016 Omnibus Incentive Plan contains a "double" trigger provision whereby stock options and restricted stock will vest in the event of a change-in-control and the executive's employment is subsequently terminated. The potential value of the acceleration of vesting of stock options and restricted stock upon a change-in-control is reflected in columns 6 and 7 of the Potential Payments Upon Change-in-Control table on page 41.

Other Termination Payments

        The Supplemental Pension Plan and Supplemental Savings Plan described on page 28 and quantified in the Pension Benefits for Fiscal 2016 and Nonqualified Deferred Compensation for Fiscal 2016 tables on pages 39 and 40 provide for potential payments to named executive officers upon termination of employment for other than change-in-control.

Compensation Committee Report

        The Human Resources Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis ("CD&A") required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Human Resources Committee recommended to the Board that the CD&A be included in this proxy statement. This report is provided by the following Directors, who comprise the Human Resources Committee:

John D. Zeglis, Chairman Paula Marshall Thomas A. Petrie

 SUMMARY COMPENSATION TABLE

        The following table includes information concerning compensation paid to or earned by our named executive officers listed in the table for the fiscal years ended September 30, 2016, 2015 and 2014.

Name and Principal Position	Year	Salary ($) (2)	Bonus ($) (3)	Stock Awards ($) (4)	Option Awards ($) (5)	Non-Equity Incentive Plan Compensation ($) (6)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (7)	All Other Compensation ($) (8)	Total ($)
John W. Lindsay,	2016	840,865	229,750	1,019,375	2,427,200	229,750	150,461	194,681	5,092,082
President and Chief	2015	832,115	—	929,205	1,835,680	—	11,743	97,952	3,706,695
Executive Officer	2014	769,949	439,971	836,535	1,840,000	879,941	32,495	114,040	4,912,931
Juan Pablo Tardio,	2016	445,000	92,146	302,900	734,720	92,146	5,622	64,532	1,737,066
Vice President and	2015	441,250	—	282,203	565,455	—	1,683	30,635	1,321,226
Chief Financial	2014	425,000	254,307	278,845	647,680	363,296	4,051	52,962	2,026,141
Officer
Robert L. Stauder,	2016	431,288	87,622	291,250	708,480	87,622	34,025	89,423	1,729,710
Senior Vice President	2015	423,000	—	440,512	364,678	—	9,648	27,735	1,265,573
and Chief Engineer of Drilling Subsidiary
John R. Bell,	2016	325,000	67,298	233,000	537,920	67,298	8,494	48,076	1,287,086
Vice President,	2015	316,750	—	189,283	368,775	—	2,905	21,520	899,233
Corporate Services
Cara M. Hair,	2016	275,000	56,944	174,750	406,720	56,944	—	30,251	1,000,609
Vice President and General Counsel
Jeffrey L. Flaherty,	2016	394,096	—	291,250	708,480	—	20,500	56,202	1,470,528
Former Senior Vice	2015	410,873	—	399,214	331,898	—	5,746	13,280	1,161,011
President of Operations of Drilling Subsidiary (1)

(1)
Mr. Flaherty resigned from his position as Senior Vice President of Operations of Helmerich & Payne International Drilling Co. on August 19, 2016. The Summary Compensation Table for fiscal 2016 reflects Mr. Flaherty's compensation for the period October 1, 2015 to August 19, 2016.

(2)
The amounts shown in this column are salaries earned during fiscal 2016, 2015 and 2014. Annual salary adjustments, if any, become effective at the beginning of each calendar year. Thus, the salary reported above for a fiscal year is the sum of the named executive officer's salary for the last three months of a calendar year plus the first nine months of the following calendar year.

(3)
The amounts shown in this column reflect the amounts paid pursuant to our Bonus Plan based on the Human Resources Committee's assessment of our rig utilization and dayrates, our stockholder returns relative to both the returns of our U.S. land drilling peers within the Compensation Peer Group and all companies within our peer group, and our performance with respect to certain Company strategic initiatives. The amounts were earned in connection with our performance for the reported fiscal year, but were paid during the first quarter of the succeeding fiscal year. Also, the amounts are over and above the amounts earned by meeting the performance objectives under the Bonus Plan.

(4)
The amounts included in this column represent the aggregate grant date fair value of stock awards determined pursuant to FASB ASC Topic 718. Because the amounts reflect our accounting expense, the amounts do not correspond to the actual value that will be recognized by the named executive officers. For additional information, including valuation assumptions with respect to the grants, refer to note 6, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended September 30, 2016, included in the 2016 Annual Report on Form 10-K filed with the SEC on November 23, 2016.

(5)
The amounts included in this column represent the aggregate grant date fair value of option awards determined pursuant to FASB ASC Topic 718. Because the amounts reflect our accounting expense, the amounts do not correspond to the actual value that will be recognized by the named executive officers. For additional information, including valuation assumptions with respect to the grants, refer to note 6, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended September 30, 2016, included in the 2016 Annual Report on Form 10-K filed with the SEC on November 23, 2016.

(6)
The amounts included in this column are payments under our Bonus Plan based on annual performance measured against pre-established objectives whose outcome is uncertain at the time the awards are communicated to the named executive officers. The bonus award opportunities and financial measures and financial measure weightings for determining bonus amounts for fiscal 2016 are described in the CD&A beginning on page 25.

(7)
The amounts in this column reflect the aggregate change in the actuarial present value of the accumulated benefit of each named executive officer under our Pension Plan and our Supplemental Pension Plan. The actuarial present value calculation for fiscal 2016 for Mr. Lindsay, who is retirement eligible, is based on an immediate annuity (with an assumed retirement date of September 30, 2016), whereas the present value calculation for Messrs. Tardio, Stauder, Bell and Flaherty, who are not retirement eligible, is based on a deferred annuity (with an assumed retirement age of 61). Ms. Hair is not a participant under either the Pension Plan or the Supplemental Pension Plan.

(8)
"All other compensation" for fiscal 2016 includes the following:

•
Our matching contribution to our 401(k)/Thrift Plan on behalf of each named executive officer as follows: John W. Lindsay — $13,250; Juan Pablo Tardio — $13,250; Robert L. Stauder — $13,250; John R. Bell — $13,250; Cara M. Hair — $13,433; and Jeffrey L. Flaherty — $13,250.

•
Our matching contribution to the nonqualified Supplemental Savings Plan for Employees of Helmerich & Payne, Inc. on behalf of each named executive officer as follows: John W. Lindsay — $46,024; Juan Pablo Tardio — $15,911; Robert L. Stauder — $14,886; John R. Bell — $4,197; Cara M. Hair — $4,725; and Jeffrey L. Flaherty — $0.

•
Dividends on restricted stock as follows: John W. Lindsay — $101,195; Juan Pablo Tardio — $34,354; Robert L. Stauder — $58,499; John R. Bell — $30,599; Cara M. Hair — $12,063; and Jeffrey L. Flaherty — $42,922.

•
For John W. Lindsay, the amount reported includes $27,733 for personal use of our aircraft. The value shown for personal use of our aircraft is the incremental cost to us of such use, which is calculated based on the variable operating costs to us per nautical mile of operation, which include fuel costs, repairs, meals, professional services, travel expenses and licenses and fees. Fixed costs that do not change based on usage, such as the cost of aircraft, pilot salaries, insurance, rent, and other costs, were not included. The amount reported includes deadhead flights and is reduced by any reimbursements to us. Flights for Mr. Lindsay comply with the Company's aircraft use policy described on pages 28 and 29 of the CD&A.

•
Our contributions toward business travel premiums, club memberships, event tickets, and personal use of aircraft not otherwise disclosed above. The values of these personal benefits are based on the incremental aggregate cost to us and are not individually quantified because none of them individually exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for each named executive officer.

 GRANTS OF PLAN-BASED AWARDS IN FISCAL 2016

        As described on pages 25 through 27 of the CD&A, we provide incentive award opportunities to executives, designed to reward both short-term and long-term business performance, and create a close alignment between incentive compensation and stockholders' interests. The following table provides information on non-equity incentive plan awards and restricted stock and stock options granted in fiscal 2016 to each of our named executive officers. Although the grant date fair value is shown in the table for these stock and option awards, there can be no assurance that these values will actually be realized during the terms of these grants.

								All Other Stock Awards: Number of Shares of Stock or Units (#) (2)
									All Other Option Awards: Number of Securities Underlying Options (#) (3)		Grant Date Fair Value of Stock and Option Awards ($) (5)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards					Exercise or Base Price of Option Awards ($/Sh) (4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
John W. Lindsay		330,000	825,000	1,072,500
	11/30/2015								185,000	58.25	2,427,200
	11/30/2015							17,500			1,019,375
Juan Pablo Tardio		111,250	333,750	445,000
	11/30/2015								56,000	58.25	734,720
	11/30/2015							5,200			302,900
Robert L. Stauder		105,788	317,363	423,150
	11/30/2015								54,000	58.25	708,480
	11/30/2015							5,000			291,250
John R. Bell		81,250	243,750	325,000
	11/30/2015								41,000	58.25	537,920
	11/30/2015							4,000			233,000
Cara M. Hair		68,750	206,250	275,000
	11/30/2015								31,000	58.25	406,720
	11/30/2015							3,000			174,750
Jeffrey L. Flaherty (6)		—	—	—
	11/30/2015								54,000	58.25	708,480
	11/30/2015							5,000			291,250

(1)
The columns show the threshold, target, and maximum potential value of a payout for each named executive officer under our Bonus Plan if certain of our financial performance objectives were achieved for the October 1, 2015, to September 30, 2016, performance period. The amounts are based on salaries in effect as of January 1, 2016 for each named executive officer which is the basis for determining the actual payments to be made subsequent to year-end. The potential payouts are performance-driven and, therefore, are at risk. The possible payouts reflected in the table may be increased or decreased by an adjustment factor of up to 100% based on the Human Resources Committee's assessment of corporate performance. The financial measures, bonus opportunities, and adjustment factors for determining payout are described in the CD&A on pages 25 and 26.

(2)
The shares of restricted stock were granted in fiscal 2016 to the named executive officers. The stock vests ratably in four equal annual installments, beginning on November 30, 2016, one year after the grant date. Dividends are paid on the restricted stock at the same rate applicable to other holders of our common stock.

(3)
This column shows the number of stock options granted in fiscal 2016 to the named executive officers. The options vest and become exercisable ratably in four equal annual installments, beginning on November 30, 2016, one year after the grant date.

(4)
This column shows the exercise price for the stock options granted, which was the closing price of our common stock on November 30, 2015.

(5)
The fair value shown for stock awards and option awards are accounted for in accordance with FASB ASC Topic 718. This column shows the full grant date fair value of the restricted stock and stock options under FASB ASC Topic 718 granted to the named executive officers in fiscal 2016. The full grant date fair value is the amount that we would expense in our financial statements over the award's vesting schedule. For restricted stock, fair value is calculated based on the closing sales prices on November 30, 2015. For stock options, fair value was calculated using the Black-Scholes value on the grant date of $13.12. In applying the Black-Scholes model, we have made certain valuation assumptions. For additional information on the valuation assumptions, refer to note 6, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended September 30, 2016, included in the 2016 Annual Report on Form 10-K filed with the SEC on November 23, 2016. The actual value, if any, the named executive officer will realize on option awards will depend on the excess of the market value of the common stock over the exercise price on the date the option is exercised. The values reflect the accounting expense and may not reflect the actual value realized by the named executive officer.

(6)
Mr. Flaherty resigned on August 19, 2016. Therefore, Mr. Flaherty was not eligible for a payout under the Bonus Plan for the completed 2016 fiscal year.

 OUTSTANDING EQUITY AWARDS AT FISCAL 2016 YEAR-END

        The following table provides information on the current holdings of stock option awards and restricted stock awards by the named executive officers at September 30, 2016. This table includes exercisable and unexercisable option awards and unvested restricted stock awards, and such awards are reflected in each row below on an award-by-award basis. The vesting schedule for each grant that has not fully vested is shown following this table. For additional information about the option awards and stock awards, see the description of such awards in the CD&A on pages 26 and 27.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
John W. Lindsay	12/5/2006	23,000			26.895	12/5/2016
	12/4/2007	50,000			35.105	12/4/2017
	12/2/2008	65,000			21.065	12/2/2018
	12/1/2009	45,000			38.015	12/1/2019
	12/7/2010	21,000			47.935	12/7/2020
	12/6/2011	34,000			59.76	12/6/2021	3,000 (2)	201,900
	12/4/2012	40,875	13,625 (1)		54.18	12/4/2022	2,250 (4)	151,425
	12/3/2013	31,250	31,250 (1)		79.67	12/3/2023	5,250 (5)	353,325
	12/2/2014	28,000	84,000 (1)		68.83	12/2/2024	10,125 (6)	681,413
	11/30/2015		185,000 (1)		58.25	11/30/2025	17,500 (7)	1,177,750
Juan Pablo Tardio	12/7/2010	2,500			47.935	12/7/2020
	12/6/2011	9,000			59.76	12/6/2021	1,500 (2)	100,950
	12/4/2012	13,000	6,500 (1)		54.18	12/4/2022	1,063 (4)	71,540
	12/3/2013	11,000	11,000 (1)		79.67	12/3/2023	1,750 (5)	117,775
	12/2/2014	8,625	25,875 (1)		68.83	12/2/2024	3,075 (6)	206,948
	11/30/2015		56,000 (1)		58.25	11/30/2025	5,200 (7)	349,960
Robert L. Stauder	12/7/2010	1,750			47.935	12/7/2020
	12/6/2011	5,000			59.76	12/6/2021	6,000 (3)	403,800
	12/4/2012	8,750	4,375 (1)		54.18	12/4/2022	1,625 (4)	109,363
	12/3/2013	8,500	8,500 (1)		79.67	12/3/2023	2,124 (5)	142,945
	12/2/2014	5,563	16,687 (1)		68.83	12/2/2024	4,800 (6)	323,040
	11/30/2015		54,000 (1)		58.25	11/30/2025	5,000 (7)	336,500
John R. Bell	12/4/2007	10,000			35.105	12/4/2017
	12/2/2008	13,000			21.065	12/2/2018
	12/1/2009	9,000			38.015	12/1/2019
	12/7/2010	5,500			47.935	12/7/2020
	12/6/2011	6,000			59.76	12/6/2021	1,250 (3)	84,125
	12/4/2012	7,500	2,500 (1)		54.18	12/4/2022	1,250 (4)	84,125
	12/3/2013	4,250	4,250 (1)		79.67	12/3/2023	2,250 (5)	151,425
	12/2/2014	5,625	16,875 (1)		68.83	12/2/2024	2,062 (6)	138,773
	11/30/2015		41,000 (1)		58.25	11/30/2025	4,000 (7)	269,200
Cara M. Hair	12/6/2011	750			59.76	12/6/2021
	12/4/2012						250 (4)	16,825
	12/3/2013						500 (5)	33,650
	12/2/2014	1,250	3,750 (1)		68.83	12/2/2024	1,125 (6)	75,713
	11/30/2015		31,000 (1)		58.25	11/30/2025	3,000 (7)	201,900
Jeffrey L. Flaherty	12/3/2013	5,250			79.67	12/3/2023
	12/2/2014	5,063			68.83	12/2/2024

(1)
The remaining, unexercisable options vest as follows:

Grant Date	Vesting Schedule
12/4/2012	100% on 12/4/2016
12/3/2013	ratably on each of the following dates: 12/3/2016 and 12/3/2017
12/2/2014	ratably on each of the following dates: 12/2/2016, 12/2/2017 and 12/2/2018
11/30/2015	ratably on each of the following dates: 11/30/2016, 11/30/2017, 11/30/2018 and 11/30/2019.
(2)
The unvested shares of restricted stock vest ratably on 12/6/2016 and 12/6/2017.

(3)
The unvested shares of restricted stock vest ratably on 12/6/2016.

(4)
The unvested shares of restricted stock vest on 12/4/2016.

(5)
The unvested shares of restricted stock vest ratably on 12/3/2016 and 12/3/2017.

(6)
The unvested shares of restricted stock vest ratably on 12/2/2016, 12/2/2017 and 12/2/2018.

(7)
The unvested shares of restricted stock vest ratably on 11/30/2016, 11/30/2017, 11/30/2018 and 11/30/2019.

(8)
The aggregate market value is based on the closing market price of our common stock of $67.30 at September 30, 2016.

 OPTION EXERCISES AND STOCK VESTED IN FISCAL 2016

        The following table provides additional information about stock option exercises and shares acquired upon the vesting of stock awards, including the value realized, during the fiscal year ended September 30, 2016, by the named executive officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
John W. Lindsay	34,000	1,377,337	11,500	617,111
Juan Pablo Tardio	—	—	4,588	244,413
Robert L. Stauder	—	—	11,538	602,243
John R. Bell	9,000	355,064	5,063	268,775
Cara M. Hair	—	—	957	52,287
Jeffrey L. Flaherty	39,500	707,334	7,263	384,146

(1)
The value realized on vesting is calculated using the closing market price of our common stock on the relevant vesting dates.

 PENSION BENEFITS FOR FISCAL 2016

        The Pension Benefits table below sets forth the fiscal 2016 year-end present value of accumulated benefits payable to each of our named executive officers under our Pension Plan and the Supplemental Pension Plan. Effective October 1, 2003, we revised both the Pension Plan and the Supplemental Pension Plan to close the plans to new participants and reduced benefit accruals for current participants through September 30, 2006, at which time benefit accruals were discontinued and the plans frozen.

        The pension benefit under our Pension Plan for time periods prior to October 1, 2003, is calculated pursuant to the following formula:

Compensation × 1.5% = Annual Pension Benefit.

        The pension benefit for the period commencing October 1, 2003, through September 30, 2006, is calculated as follows:

Compensation × 0.75% = Annual Pension Benefit.

        Pension benefits are determined based on compensation received throughout a participant's career. "Compensation" includes salary, bonus, vacation pay, sick pay, Section 401(k) elective deferrals, and Section 125 "cafeteria plan" deferrals. The Pension Plan benefit formulas are the same for all employees. Therefore, retirement benefits for executives are calculated in the same manner as for other employees.

        A normal retirement benefit is available under our Pension Plan if the employee retires at age 65 with at least 5 years of credited service or is otherwise fully vested. The "normal retirement date" is the first day of the month coincident with or next following the later of (i) normal retirement age (age 65) and (ii) the fifth anniversary of the employee's participation in the Plan.

        An employee can take early retirement once he has reached age 55 and has completed at least 10 years of credited service. The amount of the early retirement benefit payment is reduced if the employee retires prior to age 62 and immediately begins receiving payments. The reduction in the annual benefit amount is 6% for each year (1/2 of 1% for each month) the employee's early retirement benefit payments start prior to age 62. The Pension Plan provides unreduced benefits for early retirement after the employee reaches age 62 and has at least 10 years of credited service. The benefit after age 62 is calculated the same as a benefit at age 65.

        A vested benefit is available if the employee terminates employment before early or normal retirement and has 5 or more years of credited service. However, the employee may elect to start receiving a benefit as early as age 55 if he had 10 years of credited service. In this situation, the monthly amount will be less than what the employee would receive had he waited until age 65 since the benefit will be actuarially reduced to cover a longer period of time for payment. The actuarial reduction of the early deferred vested pension is greater than the reduction for early retirement immediately following termination of employment. However, if the employee qualified for the more favorable reduction factors at the time he leaves the Company, the benefit is based on those factors.

        The employee may choose among alternative forms of retirement income payment after he becomes eligible to retire on his normal retirement date or early retirement date, as the case may be. Optional forms of payment include a single life annuity (which is an unreduced monthly pension for the rest of the employee's life), a Joint & Survivor Annuity (which is a reduced monthly pension during the employee's lifetime with payments, depending on the employee's election, of 50%, 75%, or 100% of the monthly pension continuing to the employee's spouse for the rest of the spouse's life), a guaranteed certain benefit option (which is a reduced monthly pension with payments guaranteed for 10 years and if the employee dies before the end of this period, his beneficiary will receive the payments through the end of this period) or a lump-sum (a one-time only lump sum payment, based on the present value of the monthly benefits that would have been expected to be paid for the retiree's lifetime — no survivor benefits are payable under this option).

        The Supplemental Pension Plan benefit payable to the employee is the difference between the monthly amount of our Pension Plan benefit to which the employee would have been entitled if such benefit were computed without giving effect to the limitations on benefits imposed by application of Sections 415 and 401(a)(17) of the Internal Revenue Code, and the monthly amount actually payable to the employee under our Pension Plan at the applicable point in time. The benefit amount is computed as of the employee's date of termination with the Company in the form of a straight life annuity payable over the employee's lifetime (calculated in the same manner as the Pension Plan) assuming payment was to commence at the employee's normal retirement date. The employee will be paid in the form of a lump sum payment or an annual installment payable over a period of two to 10 years as designated by the employee. The employee's form of payment election under the Pension Plan will not affect the payment form under the Supplemental Pension Plan. Payment under the Supplemental Pension Plan will commence within 30 days of the later of the first business day of the seventh month following the employee's separation from service or the age (between age 55 and 65) specified on the employee's election form. However, in the event of death, payment will be paid within 30 days of the date of death.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($) (1)	Payments During Last Fiscal Year ($)
John W. Lindsay	Pension Plan	30	329,564	—
	Supplemental Pension Plan	30	53,301	—
Juan Pablo Tardio	Pension Plan	16	31,185	—
	Supplemental Pension Plan	16	—	—
Robert L. Stauder	Pension Plan	33	206,087	—
	Supplemental Pension Plan	33	610	—
John R. Bell	Pension Plan	19	41,361	—
	Supplemental Pension Plan	19	—	—
Cara M. Hair (2)	Pension Plan	—	—	—
	Supplemental Pension Plan	—	—	—
Jeffrey L. Flaherty	Pension Plan	21	123,136	—
	Supplemental Pension Plan	21	—	—

(1)
The actuarial present value calculation for fiscal 2016 for Mr. Lindsay, who is retirement eligible, is based on an immediate annuity (with an assumed retirement date of September 30, 2016), whereas the present value calculation for Messrs. Tardio, Stauder, Bell and Flaherty, who are not retirement eligible, is based on a deferred annuity (with an assumed retirement age of 61). The lump sum factor is based on the Pension Protection Act of 2006 - 2016 Applicable Mortality Table and the following tier rates: Segment 1 — 1.39%; Segment 2 — 3.27%; and Segment 3 — 4.18%. The lump-sum assumptions are consistent with those used at September 30, 2016. The Company's pension and the assumptions are more fully described in the Company's 2016 Annual Report on Form 10-K filed with the SEC on November 23, 2016.

Mr. Lindsay is currently eligible to receive a reduced early retirement benefit upon termination of employment. Messrs. Tardio, Stauder, Bell and Flaherty would be eligible to receive a benefit anytime after attaining age 55 upon their termination of employment. Depending on their age at termination, they would be eligible to receive either a reduced early retirement benefit or an actuarially reduced early deferred vested benefit on or after age 55.

(2)
Ms. Hair is not a participant under either the Pension Plan or the Supplemental Pension Plan.

 NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2016

        Pursuant to our Supplemental Savings Plan, a participant can contribute between 1% and 40% of a participant's combined base salary and bonus to the Plan on a before-tax basis. If the participant has not received the full Company match of the first 5% of pay in the qualified Savings Plan, then the balance of the match will be contributed to the Supplemental Savings Plan. With the exception of one stable value fund, the investment fund selections are identical in both the qualified Savings Plan and the Supplemental Savings Plan. Unless previously distributed according to the terms of a scheduled in-service withdrawal, a participant's account will become payable at the time and in the form selected by the participant upon the earlier to occur of a participant's separation from service, a participant's disability, a change-in-control or the participant's death. A participant may select payment in the form of a single lump sum payment or annual installment payments payable over a period of two to 10 years.

        The following Nonqualified Deferred Compensation table summarizes the named executive officers' compensation for fiscal 2016 under our Supplemental Savings Plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (1)	Aggregate Earnings in Last FY ($) (2)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last FYE ($) (3)
John W. Lindsay	42,043	46,024	109,484	117,571	1,226,817
Juan Pablo Tardio	55,625	15,911	29,549	—	977,857
Robert L. Stauder	21,564	14,886	73,822	—	521,830
John R. Bell	5,688	4,197	6,864	10,194	127,343
Cara M. Hair	5,500	4,725	975	—	15,242
Jeffrey L. Flaherty	—	—	73,639	—	653,889

(1)
The amounts reflected as Registrant Contributions above are included in the Summary Compensation Table under "All Other Compensation." Executive Contributions reflected above are made monthly during the fiscal year and are based on the employee's elected deferral percentage rate. These contributions are based on salary and bonus. Executive Contributions are reported as salary and bonus in the Summary Compensation Table.

(2)
These amounts do not include any above-market earnings.

(3)
The fiscal year-end balance reported for the Supplemental Savings Plan includes the following amounts that were previously reported in the above Summary Compensation Table as compensation for 2014 and 2015: John W. Lindsay — $286,341; Juan Pablo Tardio — $576,048; Robert L. Stauder — $61,605; John R. Bell — $30,443; Cara M. Hair — $0; and Jeffrey L. Flaherty — $0.

 POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL

        The following table shows potential pre-tax payments to our named executive officers under existing agreements in the event of a change-in-control, assuming a September 30, 2016 termination date and using the closing price ($67.30) of our common stock on September 30, 2016. Any payments due under the agreements are to be paid in a lump sum within 30 days after an executive's employment termination date. In addition, our named executive officers are also entitled to the payments reflected in the columns captioned "Stock Options" and "Restricted Stock" in the event of a change-in-control without termination of employment under the applicable long-term equity incentive plans.

Name	Salary and Bonus ($) (1)	Bonus ($) (2)	Vacation Pay ($) (3)	Continued Benefits ($) (4)	Outplacement Services ($) (5)	Stock Options ($) (6)	Restricted Stock ($) (7)	Non-qualified Plans ($) (8)	Total ($)
John W. Lindsay	4,125,000	825,000	30,143	266,425	5,000	1,853,010	2,565,813	1,280,118	10,950,509
Juan Pablo Tardio	1,557,500	333,750	20,056	139,279	5,000	592,080	847,172	977,857	4,472,694
Robert L. Stauder	1,481,025	317,363	25,225	141,230	5,000	546,100	1,315,648	522,440	4,354,031
John R. Bell	1,137,500	243,750	6,718	90,990	5,000	403,850	727,648	127,343	2,742,799
Cara M. Hair	962,500	206,250	8,792	66,995	5,000	280,550	328,088	15,242	1,873,417
Jeffrey L. Flaherty (9)	—	—	—	—	—	—	—	653,889	653,889

(1)
For Mr. Lindsay, this amount represents a lump sum payment equal to two and one-half (2 1/2) times the sum of (a) base salary in effect at the time of termination and (b) an annual bonus, derived by taking the target annual bonus applicable for the year of termination or, if greater, the amount of annual bonus most recently paid for a year preceding the year of termination. The computation for the other named executive officers is the same except that the multiplier in the preceding formula is two (2) times.

(2)
This amount represents an annual bonus for the fiscal year-end which coincides with the termination date of September 30, 2016. This annual bonus amount is calculated in the manner contemplated in footnote 1 above.

(3)
This column reflects accrued vacation pay not yet paid by us as of September 30, 2016.

(4)
This amount represents the value of 24 months of benefit continuation following the termination of employment. Benefits included are: 18 months of Company medical COBRA, and private medical, dental and vision insurance for 6 months following COBRA; basic and supplemental life insurance; long-term disability insurance; Savings Plan match; and Supplemental Savings Plan match by us.

(5)
This amount represents payment for outplacement counseling services if utilized by the named executive officer.

(6)
This column represents the potential value of unvested stock options that would vest. The value in the column is derived by multiplying the number of shares underlying the options that vested by the difference between $67.30, the market price of our common stock at September 30, 2016, and the exercise price of each option that vested.

(7)
This column represents the value of unvested restricted stock awards that would vest. The value on September 30, 2016, is shown at $67.30 per share, the closing price of our common stock on that date.

(8)
Except as noted in this footnote, this column reflects the value of, and payout under, the Supplemental Savings Plan and Supplemental Pension Plan. Both the Supplemental Savings Plan and Supplemental Pension Plan are payable upon termination of employment. Only the Supplemental Savings Plan is payable upon a change-in-control (with or without termination). The amounts reported for Ms. Hair and Messrs. Tardio and Bell are solely attributable to the Supplemental Savings Plan. The amounts reported for Messrs. Lindsay and Stauder include both the Supplemental Savings Plan and Supplemental Pension Plan.

(9)
Mr. Flaherty resigned on August 19, 2016. Consequently, the first seven columns of this table are not applicable to Mr. Flaherty because of the assumed employment termination date of September 30, 2016 and his change of control agreement is no longer applicable.

 DIRECTOR COMPENSATION IN FISCAL 2016

        Mr. Helmerich, as Chairman of the Board, receives a quarterly retainer of $30,000. Each non-employee Director receives a quarterly retainer of $20,000. The Audit Committee chair receives a quarterly retainer of $3,750. The Human Resources Committee and Nominating and Corporate Governance Committee chairs each receive a quarterly retainer of $2,500. In addition, each member of the Audit Committee receives a quarterly retainer of $1,250. In addition to quarterly retainers, each non-employee Director (other than the Chairman of the Board) received in fiscal 2016 an option to purchase shares of our common stock pursuant to the Helmerich & Payne, Inc. 2010 Long-Term Incentive Plan which had a value of approximately $155,000 on the date of grant. The Chairman of the Board received in fiscal 2016 options to purchase shares of our common stock with an approximate value of $232,500. All non-employee Directors are reimbursed for expenses incurred in connection with the attending of Board or Committee meetings. Employee Directors do not receive compensation for serving on the Board.

        The Directors may participate in our Director Deferred Compensation Plan ("Plan"). Each Director participating in the Plan may defer into a separate account maintained by us, all or a portion of such Director's cash compensation paid by us for services as a Director. A Director may select between two deemed investment alternatives, being an interest investment alternative and a stock unit investment alternative. The interest investment alternative provides for the payment of interest on deferred amounts in the Director's account at a rate equal to prime plus one percent. Under the stock unit investment alternative, we credit the Director's account with a number of stock units determined by dividing the Director's deferred compensation amount by the fair market value of a share of our common stock on the compensation deferral date. The Director's account is also credited with any dividends that would have been paid by us had the Director held actual shares of our common stock. The account balance attributable to the stock unit investment alternative may increase or decrease depending upon fluctuations in the value of our common stock and the distribution of dividends. The stock units credited to a Director's account are used solely as a device for the determination of the amount of cash payment to be distributed to the Director under the Plan. No Director is entitled to a distribution of actual shares of our common stock or to any other stockholder rights with respect to the stock units credited under the Plan. Except for emergency withdrawals and a change-in-control event (as defined in the Plan), the deferred cash amounts in a Director's account are not paid until he or she ceases to be a Director. The Plan does not create a trust and the participating Directors would be general unsecured creditors of the Company. Since employee Directors do not receive compensation for serving on the Board, only non-employee Directors are able to participate in the Plan. The Plan is interpreted and administered by the Human Resources Committee of the Board.

 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($) (5)	Stock Awards ($)	Option Awards ($) (6)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation ($)	Total ($)
William L. Armstrong (1)	45,000	—	164,800	—	—	—	209,800
Randy A. Foutch	87,500	—	164,800	—	—	—	252,300
Hans Helmerich (2)	120,000	—	247,194	—	—	419,238	786,432
Paula Marshall	80,000	—	164,800	—	—	—	244,800
Thomas A. Petrie	80,000	—	164,800	—	—	—	244,800
Donald F. Robillard, Jr.	100,000	—	164,800	—	—	—	264,800
Hon. Francis Rooney (3)	85,000	—	164,800	—	—	—	249,800
Edward B. Rust, Jr. (4)	85,000	—	164,800	—	3,394	—	253,194
John D. Zeglis	90,000	—	164,800	—	—	—	254,800

(1)
Mr. Armstrong retired from the Board on May 26, 2016.

(2)
As noted above under Corporate Governance — Board Leadership Structure, Mr. Helmerich agreed to provide consulting services to the Company for a three-year period (March 5, 2014 to February 28, 2017). The amount reflected in the column above captioned "All Other Compensation" discloses (i) consulting fees earned by Mr. Helmerich during fiscal 2016 in the amount of $341,665, (ii) $75,538 for personal use of our aircraft, and $2,035 in club memberships. The value shown for personal use of our aircraft is the incremental cost to us of such use, which is calculated based on the variable operating costs to us per nautical mile of operation, which include fuel costs, repairs, meals, professional services, travel expenses and licenses and fees. Fixed costs that do not change based on usage, such as the cost of aircraft, pilot salaries, insurance, rent, and other costs, were not included. The amount reported includes deadhead flights and is reduced by any reimbursements to us. The amount reported for Mr. Helmerich is attributable primarily to flights in connection with attending board meetings of publicly held companies. Flights for Mr. Helmerich comply with the Company's aircraft use policy described on pages 28 and 29 of the CD&A.

(3)
Mr. Rooney resigned from the Board on September 7, 2016.

(4)
The reported amount is the above-market portion of interest earned pursuant to the interest investment alternative under the Director Deferred Compensation Plan.

(5)
Cash retainers and committee chair fees are paid quarterly in March, June, September, and December.

(6)
The amounts included in this column represent the aggregate grant date fair value of option awards determined pursuant to FASB ASC Topic 718. We use a Black-Scholes valuation formula to estimate the fair value of options for amortization to compensation expense as well as to calculate the number of shares to be awarded in connection with stock option grants to Directors. However, the two formulas utilize different inputs, such as a single closing price of our stock on the grant date (for accounting expense) and a ten day closing price average (for computing awards). Therefore, the value in the table is different than the intended award value discussed in the narrative preceding the table. Further, because the amounts in the table reflect our accounting expense, the amounts do not correspond to the actual value that will be recognized by our Directors. For additional information, including valuation assumptions with respect to the grants, refer to note 6, "Stock-Based Compensation," to our audited financial statements for the fiscal year ended September 30, 2016, included in the 2016 Annual Report on Form 10-K filed with the SEC on November 23, 2016.

The following table provides information on the outstanding equity awards at September 30, 2016 for non-employee Directors. This table includes unexercised option awards reflected in each row below on an award-by-award basis. All options vested on the date of grant and expire ten years following the grant date. For additional information about the option awards, see the description of such awards in the CD&A on page 27. Also, note that while not reflected in the table below, at September 30, 2016 Mr. Helmerich held 2,009 restricted shares that vested on December 4, 2016. The Directors in the table below presently hold the number of shares of restricted stock (granted on December 5, 2016 with a one-year vesting schedule) as set forth in the footnotes to the Security Ownership of Management table beginning on page 5.

 OUTSTANDING EQUITY AWARDS AT FISCAL 2016 YEAR-END

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
William L. Armstrong	12/4/2007	3,823	—	35.105	12/4/2017
	12/2/2008	4,122	—	21.065	12/2/2018
	12/1/2009	2,349	—	38.015	12/1/2019
	12/7/2010	1,902	—	47.935	12/7/2020
	12/6/2011	2,980	—	59.76	12/6/2021
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
	12/2/2014	7,851	—	68.83	12/2/2024
	11/30/2015	12,561	—	58.25	11/30/2025
Randy A. Foutch	12/4/2007	3,446	—	35.105	12/4/2017
	12/1/2009	2,349	—	38.015	12/1/2019
	12/7/2010	1,902	—	47.935	12/7/2020
	12/6/2011	2,980	—	59.76	12/6/2021
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
	12/2/2014	7,851	—	68.83	12/2/2024
	11/30/2015	12,561	—	58.25	11/30/2025
Hans Helmerich	12/5/2006	70,000	—	26.895	12/5/2016
	12/4/2007	110,000	—	35.105	12/4/2017
	12/2/2008	120,000	—	21.065	12/2/2018
	12/1/2009	80,000	—	38.015	12/1/2019
	12/7/2010	40,000	—	47.935	12/7/2020
	12/6/2011	62,000	—	59.76	12/6/2021
	12/4/2012	62,250	20,750	54.18	12/4/2022
	12/2/2014	11,777	—	68.83	12/2/2024
	11/30/2015	18,841	—	58.25	11/30/2025
Paula Marshall	12/5/2006	4,405	—	26.895	12/5/2016
	12/4/2007	3,823	—	35.105	12/4/2017
	12/2/2008	4,122	—	21.065	12/2/2018
	12/1/2009	2,349	—	38.015	12/1/2019
	12/7/2010	1,902	—	47.935	12/7/2020
	12/6/2011	2,980	—	59.76	12/6/2021
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
	12/2/2014	7,851	—	68.83	12/2/2024
	11/30/2015	12,561	—	58.25	11/30/2025
Thomas A Petrie	6/6/2012	1,208	—	47.29	6/6/2022
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
	12/2/2014	7,851	—	68.83	12/2/2024
	11/30/2015	12,561	—	58.25	11/30/2025
Donald F. Robillard, Jr.	6/6/2012	1,208	—	47.29	6/6/2022
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
	12/2/2014	7,851	—	68.83	12/2/2024
	11/30/2015	12,561	—	58.25	11/30/2025

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Hon. Francis Rooney	12/6/2011	2,980	—	59.76	12/6/2021
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
	12/2/2014	7,851	—	68.83	12/2/2024
	11/30/2015	12,561	—	58.25	11/30/2025
Edward B. Rust, Jr.	12/4/2007	3,823	—	35.105	12/4/2017
	12/2/2008	4,122	—	21.065	12/2/2018
	12/1/2009	2,349	—	38.015	12/1/2019
	12/7/2010	1,902	—	47.935	12/7/2020
	12/6/2011	2,980	—	59.76	12/6/2021
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
	12/2/2014	7,851	—	68.83	12/2/2024
	11/30/2015	12,561	—	58.25	11/30/2025
John D. Zeglis	12/4/2007	3,823	—	35.105	12/4/2017
	12/2/2008	4,122	—	21.065	12/2/2018
	12/1/2009	2,349	—	38.015	12/1/2019
	12/7/2010	1,902	—	47.935	12/7/2020
	12/6/2011	2,980	—	59.76	12/6/2021
	12/4/2012	4,078	—	54.18	12/4/2022
	12/3/2013	5,086	—	79.67	12/3/2023
	12/2/2014	7,851	—	68.83	12/2/2024
	11/30/2015	12,561	—	58.25	11/30/2025

Summary of All Existing Equity Compensation Plans

        The following chart sets forth information concerning our equity compensation plans as of September 30, 2016.

Equity Compensation Plan Information

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	3,312,036 (1)	$51.7447	6,600,000 (3)
Equity compensation plans not approved by security holders (2)	—	—	—
Total	3,312,036	$51.7447	6,600,000

(1)
Includes the 2005 Long-Term Incentive Plan and the 2010 Long-Term Incentive Plan of the Company.

(2)
We do not maintain any equity compensation plans that have not been approved by the stockholders.

(3)
The reported 6,600,000 shares available for future issuance pertain to our 2016 Omnibus Incentive Plan approved by our stockholders at the March 2, 2016 Annual Meeting of Stockholders. Of the 6,600,000 shares that remain available for issuance under our 2016 Omnibus Incentive Plan, up to 3,300,000 shares may be awarded as restricted stock or certain other awards as contemplated under the 2016 Omnibus Incentive Plan.

 PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

        The Audit Committee has appointed the firm of Ernst & Young LLP as the independent registered public accounting firm ("independent auditors") to audit our financial statements for fiscal year 2017. A proposal will be presented at the Annual Meeting asking the stockholders to ratify this appointment. The firm of Ernst & Young LLP has served us in this capacity for many years.

        Representatives of Ernst & Young LLP will be present at the Annual Meeting and will have the opportunity to make a statement if they so desire and to respond to appropriate questions. In the event the stockholders do not ratify the appointment of Ernst & Young LLP as the independent auditors to audit our financial statements for fiscal year 2017, the Audit Committee will consider the voting results and evaluate whether to select a different independent auditor.

        Although ratification is not required by Delaware law, our articles or our by-laws, we are submitting the selection of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate governance. Even if the selection of Ernst & Young LLP is ratified, the Audit Committee may select different independent auditors at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT AUDITORS FOR FISCAL 2017.

Audit Fees

        The following table sets forth the aggregate fees and costs paid to Ernst & Young LLP during the last two fiscal years for professional services rendered to us:

	Years Ended September 30,
	2016	2015
Audit Fees (1)	$2,198,147	$1,771,518
Audit-Related Fees (2)	465,620	71,823
Tax Fees (3)	343,926	414,487

Total	$3,007,693	$2,257,828

(1)
Includes fees for services related to the annual audit of the consolidated financial statements for the years ended September 30, 2016 and 2015 and the reviews of the financial statements included in our Form 10-Q reports, required domestic and international statutory audits and attestation reports, and the auditor's report for internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act of 2002.

(2)
Includes fees for the audits of our Employee Retirement Plan, 401(k)/Thrift Plan, Employee Benefit Program Maintenance Costs of Common Area Facilities for a wholly-owned subsidiary, and internal controls review related to enterprise resource planning (ERP) implementation.

(3)
Includes fees for services rendered for tax compliance, tax advice, and tax planning, including expatriate tax services and transfer pricing studies.

        The Audit Committee reviews and pre-approves audit and non-audit services performed by our independent registered public accounting firm as well as the fee charged for such services. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of service, and is subject to a specific budget. The Audit Committee may also pre-approve particular services on a case-by-case basis. The Audit Committee may delegate pre-approval authority for such services to one or more of its members, whose decisions are then presented to the full Audit Committee at its next scheduled meeting. For fiscal 2015 and 2016, all of the audit and non-audit services provided by our independent registered public accounting firm were pre-approved by the Audit Committee in accordance with the Audit Committee Charter. In its review of all non-audit service fees, the Audit Committee considers among other things, the possible effect of such services on the auditor's independence.

Audit Committee Report

        The Audit Committee of the Board of Directors is composed of three Directors and operates under a written charter adopted by the Board of Directors. All members of the Audit Committee meet the independence standards set forth in our Corporate Governance Guidelines as well as the listing standards of the NYSE and the applicable rules of the SEC. Two members of the Audit Committee meet the "audit committee financial expert" requirements under applicable SEC rules. The Audit Committee charter is available on our website at www.hpinc.com under the "Governance" section. The Audit Committee reviews the adequacy of and compliance with such charter annually.

        Our management is responsible for, among other things, preparing our consolidated financial statements in accordance with accounting principles generally accepted in the United States of America ("GAAP"), establishing and maintaining internal controls over financial reporting and evaluating the effectiveness of such internal controls over financial reporting. Our independent registered public accounting firm is responsible for auditing our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB"), and for expressing an opinion on the conformity of the financial statements with GAAP. Our independent registered public accounting firm is also responsible for auditing our internal controls over financial reporting in accordance with such standards and for expressing an opinion on our internal controls over financial reporting.

        The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management's implementation of our financial reporting process and the audits of our consolidated financial statements and our internal controls over financial reporting. In this regard, the Audit Committee meets periodically with management, our internal auditor and our independent registered public accounting firm. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of our independent registered public accounting firm. As part of fulfilling this responsibility, the Audit Committee engages in an annual evaluation of, among other things, our independent registered public accounting firm's qualifications, competence, integrity, expertise, performance, independence and communications with the Audit Committee, and whether our independent registered public accounting firm should be retained for the upcoming year's audit. The Audit Committee discusses with the Company's internal auditor and our independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee meets with the Company's internal auditor and our independent registered public accounting firm, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee reviews significant audit findings together with management's responses thereto. The Audit Committee performs other activities throughout the year, in accordance with the responsibilities of the Audit Committee specified in the Audit Committee charter.

        In its oversight role, the Audit Committee reviewed and discussed our audited consolidated financial statements and our internal controls over financial reporting with management and with Ernst & Young LLP ("E&Y"), our independent registered public accounting firm for fiscal 2016. Management and E&Y indicated that our consolidated financial statements as of and for the year ended September 30, 2016 were fairly stated in accordance with GAAP and that our internal controls over financial reporting were effective as of September 30, 2016. The Audit Committee discussed with E&Y and management the significant accounting policies used and significant estimates made by management in the preparation of our audited consolidated financial statements, and the overall quality, not just the acceptability, of our consolidated financial statements and management's financial reporting process. The Audit Committee and E&Y also discussed any issues deemed significant by E&Y or the Audit Committee, including the matters required to be discussed pursuant to PCAOB Auditing Standard 1301, the rules of the SEC and other applicable regulations.

        E&Y has provided to the Audit Committee written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent registered public accounting firm's communications with the audit committee concerning independence, and the Audit Committee discussed with E&Y the firm's independence. The Audit Committee also concluded that E&Y's provision of other permitted non-audit services to us and our related entities is compatible with E&Y's independence.

        Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to our Board that the audited financial statements be included in our Annual Report on Form 10-K for our fiscal year ended September 30, 2016, filed with the SEC.

Submitted by the Audit Committee
Donald F. Robillard, Jr., Chairman Edward B. Rust, Jr. Randy A. Foutch

PROPOSAL 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Company is requesting stockholder approval, on an advisory basis, of the compensation of the Company's named executive officers as disclosed in this proxy statement. The Human Resources Committee of the Board has overseen the development of a compensation program that is described more fully in the Executive Compensation Discussion and Analysis section of this proxy statement, including the related compensation tables and narrative. Our compensation program is designed to attract and retain qualified executives who are critical to the successful implementation of our strategic business plan. Further, we believe that our compensation program promotes a performance-based culture and aligns the interests of executives with those of stockholders by linking a substantial portion of compensation to the Company's performance. It balances short-term and long-term compensation opportunities to ensure that the Company meets short-term objectives while continuing to produce value for our stockholders over the long-term. The Company believes that its compensation program is appropriate and has served to accomplish the goals mentioned above. In deciding how to vote on this proposal, the Board urges you to consider the Executive Compensation Discussion and Analysis beginning on page 20 of this proxy statement.

        For the reasons discussed, the Board recommends a vote in favor of the following resolution:

        "Resolved, that the stockholders of the Company approve, on an advisory basis, the compensation of the Company's named executive officers as disclosed pursuant to the SEC's compensation disclosure rules (which disclosure includes the Compensation Discussion and Analysis, the compensation tables and the related narrative disclosure contained in the proxy statement)."

        As an advisory vote, this proposal is not binding on the Company. However, the Human Resources Committee, which is responsible for designing and administering the Company's executive compensation program, values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for named executive officers.

OUR BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL, ON AN ADVISORY BASIS, OF THE COMPENSATION OF THE COMPANY'S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

PROPOSAL 4

ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION

        Applicable SEC rules also require that, at least once every six years, stockholders be given the opportunity to vote on an advisory basis regarding the frequency (i.e., annually, every two years or every three years) of future stockholder advisory votes on the compensation of our named executive officers. At our 2011 Annual Meeting of Stockholders, stockholders indicated a preference for holding "say-on-pay" advisory votes on an annual basis. We have held a "say-on-pay" advisory vote each year since 2011. The Company is again requesting stockholder approval, on an advisory basis, as to whether the Company should hold a stockholder advisory vote on executive compensation every 1, 2 or 3 years.

        Some commentators have said that a two-year or three-year frequency might be better aligned with compensation trends or programs and would place less emphasis on the results or actions of a single year; other commentators have stated that an annual vote provides a company with more opportunity for timely feedback. We are prepared to operate under any of the three alternative frequencies and look forward to the stockholder vote for input. The Board is not making a recommendation as to a favored alternative. Accordingly, stockholders are being asked to vote on the following advisory resolution:

        "Resolved, that the stockholders desire to hold an advisory vote on the compensation of the Company's named executive officers every 1, 2 or 3 years, as determined by the alternative that receives the highest number of stockholder votes."

        As an advisory vote, this proposal is not binding on the Company. However, the Board of Directors values the opinions expressed by stockholders in their vote on this proposal, and will consider the outcome of the vote when making a determination as to the frequency of future advisory votes on executive compensation.

OUR BOARD DOES NOT HAVE A RECOMMENDATION WITH RESPECT TO THIS PROPOSAL.

2018 Annual Meeting / Stockholder Proposals

        Our annual meeting for 2018 will be held Wednesday, March 7, 2018. Any stockholder wishing to submit a proposal to the vote of the stockholders at such 2018 annual meeting must submit such proposal or proposals in writing to us at our headquarters in Tulsa, Oklahoma, Attention: Corporate Secretary, on or before September 19, 2017, in order for such proposal or proposals to be considered for inclusion in our proxy statement and accompanying proxy. For any other proposal that a stockholder wishes to have considered at our 2018 annual meeting, the Corporate Secretary must receive written notice of such proposal during the period beginning November 1, 2017, and ending December 1, 2017. Proposals which are not received in such time period will be considered untimely and the persons serving as proxies will have discretion on whether to vote on such matters at the meeting. In addition, proposals must also comply with our By-laws and the rules and regulations of the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

        For the fiscal year ended September 30, 2016, all reports required by Section 16(a) of the Securities Exchange Act of 1934, as amended, were filed on a timely basis with the SEC, except as follows: Robert L. Stauder, a named executive officer of the Company, filed one late report involving one transaction. In making this disclosure, we have relied solely upon the written representations of our Directors and executive officers, and copies of the reports they have filed with the SEC.

Executive Officers

        The names, ages, and other information for our executive officers is incorporated by reference to the section "Executive Officers of the Company" included in Part I of our Annual Report on Form 10-K for fiscal 2016 filed with the SEC on November 23, 2016.

By Order of the Board of Directors,

Jonathan M. Cinocca Corporate Secretary

Dated: January 17, 2017

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. HELMERICH & PAYNE, INC. 1437 S. BOULDER AVENUE SUITE 1400 TULSA, OK 74119-3623 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. **If you vote by Internet or telephone, you do not need to mail back the attached proxy card. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: E16535-P84955 KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. HELMERICH & PAYNE, INC. The Board of Directors recommends you vote FOR the following: For Against Abstain 1. Election of Directors ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! ! 1a. Randy A. Foutch 1b. Hans Helmerich The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain ! ! ! ! ! ! 1c. John W. Lindsay 2. Ratification of Ernst & Young LLP as auditors for 2017. 3. Advisory vote on executive compensation. 1d. Paula Marshall 1e. Thomas A. Petrie The Board of Directors makes no recommendation 1 Year regarding proposal 4. 2 Years 3 Years Abstain ! ! ! ! 1f. Donald F. Robillard, Jr. 4. Advisory vote on the frequency of the advisory vote on executive compensation. 1g. Edward B. Rust, Jr. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. 1h. John D. Zeglis ! For address change/comments, mark here. (see reverse for instructions) Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date V.1.1

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. E16536-P84955 HELMERICH & PAYNE, INC. Annual Meeting of Stockholders This proxy is solicited by and on behalf of the Board of Directors The undersigned hereby appoints as his/her proxies, with powers of substitution and revocation, Hans Helmerich, John W. Lindsay, and Cara M. Hair, and each of them (the "Proxies"), to vote all shares of Helmerich & Payne, Inc., which the undersigned would be entitled to vote at the Annual Meeting of Stockholders of Helmerich & Payne, Inc., to be held at Boulder Towers, H&P Conference Center, 11th Floor, 1437 South Boulder Avenue, Tulsa, Oklahoma, on Wednesday, March 1, 2017, at 12:00 noon, Tulsa time, and all adjournments thereof. THIS PROXY WILL BE VOTED AS SPECIFIED OR, IF NO CHOICE IS SPECIFIED, FOR THE ELECTION OF THE FULL SLATE OF DIRECTORS, FOR PROPOSALS 2 AND 3, AND ABSTAIN WITH RESPECT TO PROPOSAL 4. IF ANY OTHER MATTER SHOULD PROPERLY BE BROUGHT BEFORE THE MEETING, THE PERSONS NAMED AS PROXIES WILL VOTE ON SUCH MATTERS IN ACCORDANCE WITH THEIR BEST JUDGMENT. (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side V.1.1 Address changes/comments:

QuickLinks

1437 South Boulder Avenue Tulsa, Oklahoma 74119
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be held on March 1, 2017
1437 South Boulder Avenue Tulsa, Oklahoma 74119
PROXY STATEMENT
PROPOSAL 1 ELECTION OF DIRECTORS
CORPORATE GOVERNANCE
EXECUTIVE COMPENSATION DISCUSSION AND ANALYSIS
SUMMARY COMPENSATION TABLE
GRANTS OF PLAN-BASED AWARDS IN FISCAL 2016
OUTSTANDING EQUITY AWARDS AT FISCAL 2016 YEAR-END
OPTION EXERCISES AND STOCK VESTED IN FISCAL 2016
PENSION BENEFITS FOR FISCAL 2016
NONQUALIFIED DEFERRED COMPENSATION FOR FISCAL 2016
POTENTIAL PAYMENTS UPON CHANGE-IN-CONTROL
DIRECTOR COMPENSATION IN FISCAL 2016
DIRECTOR COMPENSATION TABLE
OUTSTANDING EQUITY AWARDS AT FISCAL 2016 YEAR-END
Equity Compensation Plan Information
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
PROPOSAL 3 ADVISORY VOTE ON EXECUTIVE COMPENSATION
PROPOSAL 4 ADVISORY VOTE ON THE FREQUENCY OF STOCKHOLDER ADVISORY VOTES ON EXECUTIVE COMPENSATION